Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

AMBER ROAD, INC.

at

$13.05 Per Share, Net In Cash

by

CHICAGO MERGER SUB, INC.

an indirect wholly owned subsidiary of

EAGLE PARENT HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON JULY 1, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Chicago Merger Sub, Inc., a Delaware corporation (the “Offeror”), and an indirect wholly owned subsidiary of Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”), is offering to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Amber Road, Inc., a Delaware corporation (“Amber Road”), at a purchase price of $13.05 per Share, net to the holders thereof, payable in cash, without interest and less any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). Parent and the Offeror are controlled by certain private equity funds managed by Insight Venture Management, LLC, a Delaware limited liability company (“Insight”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 12, 2019, by and among Amber Road, Parent, the Offeror and, solely for purposes of Section 9.17, E2open, LLC (“E2open”) (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Amber Road, with Amber Road surviving (the “Surviving Corporation”) as an indirect wholly owned subsidiary of Parent (the “Merger”).

At the closing of the Merger, each Share (other than (a) Shares owned by Parent, the Offeror, Amber Road or their respective subsidiaries (the “Excluded Shares”) and (b) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)(the “Dissenting Shares”)), will be converted into the right to receive an amount, net in cash, equal to the Offer Price. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Transaction Documents” of the Offer to Purchase) are collectively referred to in this Offer to Purchase as the “Transactions.”

The purpose of the Offer is for Parent, through the Offeror, to acquire control of, and ultimately the entire equity interest in, Amber Road. Following the consummation of the Offer, the Offeror and Amber Road intend to effect the Merger as soon as practicable, subject to the satisfaction of certain conditions. Promptly following the consummation of the Merger, Amber Road will be an indirect wholly owned subsidiary of Parent and will cease to be a publicly traded company.

The Merger Agreement provides, among other things, that subject to satisfaction, or waiver by the Offeror (under certain circumstances with the consent of Amber Road), of the Offer Conditions (as defined below), the Offeror will (and Parent will cause the Offeror to): (a) promptly after the date on which the Offer expires, accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”); and (b) promptly after the Offer Acceptance Time pay for such Shares net to the seller in cash, without interest and less any applicable tax withholding.

The Board of Directors of Amber Road (the “Amber Road Board”) unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Amber Road and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Amber Road of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger may be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Acceptance Time and (e) resolved to recommend that the stockholders of Amber Road tender their Shares to Parent or the Offeror, as applicable, pursuant to the Offer, and to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to Amber Road’s stockholders.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, the Offeror and any other subsidiary of Parent of one Share more than 50% of the number of Shares that are then issued and outstanding, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of Amber Road’s stockholders will be required to adopt the Merger Agreement or consummate the Merger. Parent and the Offeror do not foresee any reason that would prevent them from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer.

In addition to the Merger Agreement, on May 12, 2019, Parent and the Offeror entered into Tender and Support Agreements with the following stockholders of Amber Road: Altai Capital Management, LLC (“Altai”), James Preuninger, Rudy Howard, Pamela Craven, Barry Williams, and Ralph Faison (collectively, the “Support Agreements”). Each of these stockholders agreed, pursuant to the Support Agreements, to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 12, 2019, Altai beneficially owned 2,464,916 Shares; James Preuninger, who is a director and Chief Executive Officer of Amber Road, beneficially owned 3,256,129 Shares; Rudy Howard, who is a director of Amber Road, beneficially owned 149,733 Shares; Barry Williams, who is a director of Amber Road, beneficially owned 90,170 Shares; Pamela Craven, who is a director of Amber Road, beneficially owned 79,573 Shares; and Ralph Faison, who is a director of Amber Road, beneficially owned 28,690 Shares, which collectively amount to approximately 17.4% of all Fully Diluted Shares. “Fully Diluted Shares” means all issued and outstanding Shares (including any time-based vesting restricted stock unit awards of Amber Road (“Company RSU Awards”) or performance-based vesting restricted stock unit awards of Amber Road (“Company PSU Awards”)), together with the aggregate number of Shares that Amber Road may be required to issue upon conversion, settlement or exercise of all then-outstanding stock options to purchase Shares (“Company Stock Options”) for which Amber Road has received notices of exercise or conversion prior to the expiration of the Offer.

There is no financing condition to the Offer. The Offer is conditioned upon, among other things, the following:

•

the number of Shares validly tendered and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) together with any Shares beneficially owned by Parent or any wholly owned subsidiary of Parent, being equal to at least a majority of the fully diluted Shares then outstanding (the “Minimum Condition”);

•

the approval or waiting period applicable to the consummation of the Offer or the Merger under the under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or any extension thereof), having expired or early termination thereof having been granted;

•

no governmental body of competent jurisdiction having enacted, entered, promulgated or enforced any law or issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Offer or the consummation of the Merger;

•	there not having occurred a Material Adverse Effect since the date of the Merger Agreement;

•	the accuracy of Amber Road’s representations and warranties contained in the Merger Agreement (the “Representations Condition”);

•

Amber Road’s compliance with, or performance of, in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the applicable date (the “Covenants Condition”);

•	Parent’s receipt of a certificate signed on behalf of Amber Road by a senior executive officer of Amber Road certifying that the Representations Condition and Covenants Condition have been met; and

•	the Merger Agreement not having been terminated in accordance with its terms.

A summary of the principal terms of the Offer appears on pages 1 through 10 of this Offer to Purchase under the heading “Summary Term Sheet.” You should read this entire document and the Letter of Transmittal carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Stockholders

Call Toll-Free (800) 561-2871

Important

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) if your Shares are registered in your name, follow the procedures described in Section 3—“Procedures for Tendering Shares” below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they tender your Shares. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent (as defined in the Summary Term Sheet) by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee might establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to Georgeson, the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

* * *

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

i

ii

Summary Term Sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Amber Road (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Amber Road or has been taken from or is based upon publicly available documents or records of Amber Road on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Following the Summary Term Sheet are some questions you, as a stockholder of Amber Road, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Amber Road, Inc., a Delaware corporation (“Amber Road”).

Price Offered Per Share	$13.05 per Share, net to the holders thereof in cash, without interest and less any applicable tax withholding (the “Offer Price”).

Initial Expiration Date	One minute after 11:59 p.m., Eastern Time on July 1, 2019, unless the Offer is extended or earlier terminated.

Offeror	Chicago Merger Sub, Inc., a Delaware corporation (the “Offeror”) and an indirect wholly owned subsidiary of Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”). Parent and the Offeror are controlled by certain private equity funds managed by Insight Venture Management, LLC, a Delaware limited liability company (“Insight”).

Support Agreements

On May 12, 2019, Parent and the Offeror entered into Tender and Support Agreements with the following stockholders of Amber Road: Altai Capital Management, LLC (“Altai”), James Preuninger, Rudy Howard, Pamela Craven, Barry Williams, and Ralph Faison (collectively, the “Support Agreements”). Under the Support Agreements, each respective Amber Road stockholder agreed to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 12, 2019, Altai beneficially owned 2,464,916 Shares; James Preuninger, who is a director and Chief Executive Officer of Amber Road, beneficially owned 3,256,129 Shares; Rudy Howard, who is a director of Amber Road, beneficially owned 149,733 Shares; Barry Williams, who is a director of Amber Road, beneficially owned 90,170 Shares; Pamela Craven, who is a director of Amber Road, beneficially owned 79,573 Shares; and Ralph Faison, who is a director of Amber Road, beneficially owned 28,690 Shares, which collectively amount to approximately 17.4% of all Fully Diluted Shares.

Under the Support Agreements, each respective Amber Road stockholder also agreed to, among other things, vote or deliver a written consent covering all of the Shares that such stockholder is entitled to vote in favor of the adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement. In addition, each such Amber Road stockholder agreed to comply with certain restrictions on the disposition of its Shares, in each case subject to the terms and conditions contained in its Support Agreements, and (other than Altai) to not solicit or initiate discussions with third parties relating to other acquisition proposals regarding Amber Road.

Amber Road Board Recommendation	The Board of Directors of Amber Road (the “Amber Road Board”) unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Amber Road and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Amber Road of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger may be effected pursuant to Section 251(h) of the Delaware General Corporate Law (the “DGCL”) and that the Merger shall be consummated as soon as practicable following the Offer Acceptance Time, and (e) resolved to recommend that the stockholders of Amber Road tender their Shares to Parent or the Offeror, as applicable, pursuant to the Offer, and to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to Amber Road’s stockholders.

For the reasons described in Amber Road’s Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed with the SEC in connection with the Offer (the “Schedule 14D-9”), the Amber Road Board unanimously recommends that Amber Road’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into Amber Road with Amber Road surviving (the “Surviving Corporation”) as an indirect wholly owned subsidiary of Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of May 12, 2019, by and among Amber Road, Parent and the Offeror and, solely for purposes of Section 9.17, E2open (as it may be amended from time to time, the “Merger Agreement”). The Offeror is an indirect wholly owned subsidiary of Parent. Parent and the Offeror are controlled by certain private equity funds managed by Insight. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Offeror, Parent and Insight.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Transaction Documents” of the Offer to Purchase), are collectively referred to as the “Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $13.05 per Share net to you in cash, without interest and less any applicable tax withholding.

If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with Amber Road’s transfer agent) and you directly tender your Shares to Continental Stock Transfer and Trust (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer (the “Offer Closing”) is not subject to any financing condition. The total amount of funds required by the Offeror and Parent to consummate the Offer and to provide funding for the Merger and to pay certain fees and expenses related to the Transactions is approximately $415 million. The Offeror and Parent expect to fund such cash requirements with (1) the proceeds from senior secured credit facilities contemplated by the Debt Commitment Letter (as defined below), which provides commitments from certain lenders to provide E2open, an indirect wholly owned subsidiary of Parent, with senior secured credit facilities in an aggregate principal amount of $950 million in connection with the Transactions, (2) the proceeds from equity investments contemplated by (i) an equity commitment letter, dated May 12, 2019, delivered to Parent by certain private equity funds managed by Insight (such funds, the “Insight Funds”), which provides for equity commitments of up to $266,487,932.16 in the aggregate (the “Insight Equity Commitment Letter”), and (ii) an equity commitment letter, dated May 12, 2019, delivered to Parent by certain private equity funds managed by Elliott Management Corporation (“Elliot”, and such funds, the “Elliott Funds”), which provides for equity commitments of up to $148,512,076.84 in the aggregate (the “Elliott Equity Commitment Letter,” and together with the Insight Equity Commitment Letter, the “Equity Commitment Letters”), and (3) Amber Road’s available cash following the Merger. Funding of the credit facilities contemplated by the Debt Commitment Letters and the equity financing contemplated by the Equity Commitment Letters are subject to the satisfaction of various customary conditions. See Section 13—“Sources and Amount of Funds” of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

We do not believe our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (i) the Offer is being made for all Shares; (ii) we have received debt financing and equity financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; (iii) there is no financing condition to the completion of the Offer; and (iv) if we consummate the Offer, we will acquire all remaining Shares in the Merger for cash at the same price per Share as the Offer Price, without interest and less any applicable tax withholding. However, we do believe that the debt financing and equity financing commitments described below in Section 13—“Sources and Amount of Funds” are relevant to your decision to tender Shares and accept the Offer. See Section 13—“Sources and Amount of Funds.”

Why are you making the offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Amber Road. If the Offer is consummated, the Offeror and Amber Road intend to effect the Merger as soon as practicable after consummation of the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things (collectively, the “Offer Conditions”):

•

the number of Shares validly tendered and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) together with any Shares beneficially owned by Parent or any wholly owned subsidiary of Parent, being equal to at least a majority of the fully diluted Shares then outstanding (the “Minimum Condition”);

•

the approval or waiting period applicable to the consummation of the Offer or the Merger under the under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (or any extension thereof), having expired or early termination thereof having been granted;

•

no governmental body of competent jurisdiction having enacted, entered, promulgated or enforced any law or issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Offer or the consummation of the Merger;

•	there not having occurred a Material Adverse Effect since the date of the Merger Agreement;

•	the accuracy of Amber Road’s representations and warranties contained in the Merger Agreement (the “Representations Condition”);

•

Amber Road’s compliance with, or performance of, in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the applicable date(the “Covenants Condition”);

•	Parent’s receipt of a certificate signed on behalf of Amber Road by a senior executive officer of Amber Road certifying that the Representations Condition and Covenants Condition have been met; and

•	the Merger Agreement not having been terminated in accordance with its terms.

According to the capitalization representation and warranty in the Merger Agreement, as of the close of business on May 10, 2019 (the “Capitalization Date”): (a) 28,438,574 Shares were issued and outstanding (which excludes the Shares relating to the Company Options, Company RSU Awards and Company PSU Awards); (b) no shares of Preferred Stock were issued and outstanding; and (c) no Shares were held by Amber Road in its treasury. As of the Capitalization Date, Amber Road had reserved 129,135 Shares for issuance pursuant to the Company Equity Plans.

As of the Capitalization Date: (a) 4,357,591 Shares were subject to issuance pursuant to outstanding Company Options (with a weighted average exercise price equal to $10.18 per Share); (b) 1,349,367 Shares were subject to issuance pursuant to outstanding Company RSU Awards; and (c) 732,685 Shares were subject to issuance pursuant to outstanding Company PSU Awards.

We can waive any Offer Condition or make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, that without the prior written consent of Amber Road, among other things, the Minimum Condition may not be amended or waived. See Section 1—“Terms of the Offer.”

Is there an agreement governing the Offer?

Yes. Amber Road, Parent, the Offeror and, solely for purposes of Section 9.17, E2open have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 12—“Transaction Documents.”

What does the Amber Road Board think about the Offer?

The Amber Road Board has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and Merger, are fair to, and in the best interest of, Amber Road and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Amber Road of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger may be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Acceptance Time and (e) resolved to recommend that the stockholders of Amber Road tender their Shares to Parent or the Offeror, as applicable, pursuant to the Offer, and to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to Amber Road’s stockholders.

For the reasons described in the Schedule 14D-9, the Amber Road Board unanimously recommends that Amber Road’s stockholders accept the Offer and tender their Shares pursuant to the Offer. A more complete description of the Amber Road Board’s reasons for authorizing and approving the Transactions will be set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Amber Road’s stockholders concurrently herewith.

How long do I have to decide whether to tender my Shares in the Offer?

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Date. The term “Expiration Date” means one minute after 11:59 p.m. Eastern Time on July 1, 2019, unless the Offeror has extended the initial offering period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within two New York Stock Exchange (“NYSE”) trading days. A “trading day” is any day on which NYSE is open for business. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee might establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. Subject to the terms and conditions of the Merger Agreement and provided the Merger Agreement is not terminated in accordance with its terms, (a) if as of the scheduled Expiration Date any Offer Condition is not satisfied and has not been waived by Parent or the Offeror, to the extent waivable, (A) the Offeror may, in its sole discretion, extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension (or such shorter or longer period as Parent, the Offeror and Amber Road may agree or as required by applicable law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of NYSE applicable to the Offer), to permit such Offer Condition to be satisfied, and (B) the Offeror will extend the Offer from time to time for the minimum period required by applicable law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of NYSE applicable to the Offer; or (b) if as of the scheduled Expiration Date any Offer Condition is not satisfied and has not been waived, at the request of Amber Road, the Offeror will extend the Offer on one or more occasions for one or more extension periods of at least five (5) business days each, up to and including midnight, Eastern Time, September 9, 2019 (the “Termination Date”); provided that if at any scheduled Expiration Date the only unsatisfied Offer Condition (other than the Offer Conditions which by their nature are to be satisfied at the Expiration Date) is the Minimum Condition, then the Offeror shall not be required to extend the Offer for more than a total of twenty (20) business days in the aggregate.

In no event will the Offeror: (a) be required to extend the Offer beyond the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Termination Date (such earlier occurrence, the “Extension Deadline”) or (b) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Amber Road.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m. New York City Time on the business day after the day on which the Offer was scheduled to expire.

Have any stockholders already agreed to tender their Shares in the Offer?

Yes. In addition to entering into the Merger Agreement, on May 12, 2019, Parent and the Offeror entered into Tender and Support Agreements with the following stockholders of Amber Road: Altai Capital Management, LLC (“Altai”), James Preuninger, Rudy Howard, Pamela Craven, Barry Williams, and Ralph Faison (collectively, the “Support Agreements”). Under the Support Agreements, each respective Amber Road stockholder agreed to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 12, 2019, Altai beneficially owned 2,464,916 Shares; James Preuninger, who is a director and Chief Executive Officer of Amber Road, beneficially owned 3,256,129 Shares; Rudy Howard, who is a director of Amber Road, beneficially owned 149,733 Shares; Barry Williams, who is a director of Amber Road, beneficially owned 90,170 Shares; Pamela Craven, who is a director of Amber Road, beneficially owned 79,573 Shares; and Ralph Faison, who is a director of Amber Road, beneficially owned 28,690 Shares, which collectively amount to approximately 17.4% of all Fully Diluted Shares.

How do I tender my Shares?

If you wish to accept the Offer and:

•

you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with Amber Road’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this

Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•

you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional NYSE trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure by which an Eligible Institution may guarantee that the missing items will be received by the Depositary and Paying Agent within two NYSE trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Date, and if not previously accepted for payment, at any time after August 2, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, in each case, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Date to arrange for the withdrawal of your Shares in a timely manner. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable tax withholding.

Subject to certain conditions, if we accept for purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

Do I have to vote to approve the Merger?

Because the Merger will be governed by Section 251(h) of the DGCL, and assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Amber Road will be required in connection with the Merger. Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Amber Road). See Section 7—“Certain Effects of the Offer.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period.

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect and do not otherwise lose their right to seek appraisal under the DGCL. See Section 18—“Appraisal Rights.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of the Offeror, Parent or Amber Road are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If the Offer is completed, will Amber Road continue as a public company?

No. Following the purchase of Shares tendered, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL and the Merger Agreement, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Amber Road will be required in connection with the Merger. If the Merger occurs, Amber Road will no longer be publicly owned. Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Amber Road). If you decide not to tender your Shares in the Offer and the Merger occurs, unless you properly perfect and do not otherwise lose your right to appraisal under the DGCL as described above, you will receive as a result of the Merger the right to receive the same amount of cash per Share, without interest and less any applicable tax withholding, as if you had tendered your Shares in the Offer as described above.

What are your plans for Amber Road after the Merger?

It is expected that, following consummation of the Offer and the Merger, the operations of Amber Road (as the surviving corporation in the Merger) will be conducted substantially as they currently are being conducted, except that we plan to integrate the business and offerings of Amber Road with E2open’s business and offerings to create a combined platform for supply chain management and GTM solutions.

Nevertheless, following the consummation of the Offer and the Merger, the board of directors and management of Parent intends to continue to evaluate the business and operations of Amber Road and will take such additional actions as they deem appropriate under the circumstances then existing with a view to enhancing the development of Amber Road’s business and operations in conjunction with Parent’s existing business. Plans may change based on further analysis and Parent and Offeror may determine other changes would be desirable following the Offer and the Merger to enhance the business and operations of the Amber Road and may result in certain extraordinary corporate transactions involving Amber Road (along with Parent’s other subsidiaries), which may include reorganizations, mergers or sales or purchases of assets or reduction or reassignment of certain employees, in each case as determined by Parent and its board of directors.

As of the date of this Offer to Purchase, none of Parent or any of its affiliates has had discussions with, or entered into any agreement with, Amber Road’s directors or executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. Prior to or following the Offer Closing and the Merger, however, Parent or the Offeror or their respective affiliates may have discussions with, and may enter into agreements with, certain executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Except as described above or elsewhere in this Offer to Purchase (including changes to the Amber Road Board and organizational documents upon the Effective Time of the Merger), either the Offeror nor Parent has any present proposals or is presently engaged in negotiations that would, in a manner material to the holders of Amber Road Shares, relate to or result in (a) any extraordinary transaction involving Amber Road or any of its subsidiaries, (b) any purchase, sale or transfer of a material amount of assets of Amber Road or any of its subsidiaries, (c) any material change in Amber Road’s capitalization or dividend rate or policy or indebtedness,

(d) any other material change in Amber Road’s corporate structure or business, (e) the acquisition by any person of securities of Amber Road (other than Offeror), or the disposition of securities of Amber Road, or (f) any other actions that could impede the acquisition of control of Amber Road.

What is the market value of my Shares as of a recent date?

The Offer Price of $13.05 per Share represents a premium of approximately 45% over Amber Road’s average closing price over the 90 days preceding the announcement of the Merger Agreement and 27% over the closing price of $10.30 per Share reported on NYSE on May 10, 2019, the last full trading day before such announcement. On May 31, 2019, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on NYSE was $12.98 per Share.

If I tender my Shares, when and how will I be paid?

If the conditions to the Offer as set forth in Section 14—“Conditions of the Offer” are satisfied, or to the extent permitted, waived, and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $13.05, without interest and less any applicable tax withholding, promptly following the Expiration Date. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What are the U.S. federal income tax consequences of participating in the Offer and/or the Merger as a U.S. Holder?

A U.S. Holder (as defined in Section 5—“Certain Material United States Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and/or the Merger and the U.S. Holder’s adjusted federal income tax basis in the Shares disposed of pursuant to the Offer and/or the Merger.

A U.S. Holder (as defined in Section 5—“Certain Material United States Federal Income Tax Consequences”) generally will not be subject to withholding on proceeds to be received in respect of the disposition of Shares pursuant to the Offer and the Merger, provided that the U.S. Holder provides certain information as described in Section 5 below.

A Non-U.S. Holder (as defined in Section 5—“Certain Material United States Federal Income Tax Consequences”) generally will not be subject to United States federal income tax on gains realized on, or withholding on gross proceeds to be received in respect of, the disposition of Shares pursuant to the Offer and/or the Merger, unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such Non-U.S. Holder), (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder has been present in the United States for 183 days or more in the taxable year of the disposition (and certain other conditions are satisfied), or (c) Amber Road is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for its Shares and, if the Shares are “regularly traded on an established securities market” at any time during the calendar year, the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the Shares.

Amber Road’s stockholders are urged to read carefully Section 5—“Certain Material United States Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, or non-U.S. or other tax laws. See Section 5—“Certain Material United States Federal Income Tax Consequences.”

What will happen to my stock options in the Offer and the Merger?

The Offer is made only for Shares and is not made for Company Stock Options. Pursuant to the Merger Agreement, each Company Stock Option, whether vested or unvested, that is outstanding at the effective time of the Merger (the “Effective Time”) will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product of (a) the number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration, over the exercise price per share of such Company Stock Option (the “Option Consideration”) on the dates, and subject to certain conditions, as described below. Any Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration will be canceled for no consideration.

The portion of the Option Consideration payable for the Company Stock Options that are vested as of the Effective Time (including any Company Stock Options that vest as a result of the consummation of the Transactions) will be paid in a lump sum after the Effective Time, to each option holder that is a current or former employee of Amber Road or any of its subsidiaries, on the first payroll date that is no less than three business days after the Effective Time, and to each option holder that is not and has never been an employee of Amber Road or any of its subsidiaries, within five business days following the Effective Time.

The portion of the Option Consideration payable for the Company Stock Options that are not vested as of the Effective Time (the “Unvested Option Consideration”) will become vested under the same vesting schedule in place for the Company Stock Options for which the Unvested Option Consideration was exchanged, or as otherwise agreed with Parent, and will be paid on the first payroll date on or next following the first day of the fiscal quarter immediately following the applicable vesting date. As a result, if any vesting conditions are not satisfied and vesting ceases at any point after the Effective Time, the unpaid portion of the Unvested Option Consideration will be forfeited.

What will happen to my restricted stock awards and cash awards in the Offer and the Merger?

The Offer is made only for Shares and is not made for any Company RSU Awards or Company PSU Awards. Pursuant to the Merger Agreement, at the Effective Time:

•

Shares underlying Company RSU Awards that are outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product of (x) the Merger Consideration, and (y) the total number of Shares underlying the Company RSU Award (the “Company RSU Consideration”).

•

The portion of the Company RSU Consideration payable for Company RSU Awards that are vested as of the Effective Time (including any Company RSU Awards that vest as a result of the consummation of the Transactions), will be paid in a lump sum after the Effective Time, to each Company RSU Award holder that is a current or former employee of Amber Road or any of its subsidiaries, on the first payroll date that is no less than three business days after the Effective Time, and to each Company RSU Award holder that is not and never has been an employee of Amber Road or any of its subsidiaries, within five business days following the Effective Time.

•

The portion of the Company RSU Consideration payable for the Company RSU Awards that are not vested as of the Effective Time (the “Unvested Company RSU Consideration”) will become vested under the same vesting schedule in place for the Company RSU Awards for which the Unvested Company RSU Consideration was exchanged, or as otherwise agreed with Parent, and will be paid on the first payroll date on or next following the first day of the fiscal quarter immediately following the applicable vesting date. As a result, if such vesting conditions are not satisfied and vesting ceases at any point after the Effective Time, the unpaid portion of the Unvested Company RSU Consideration will be forfeited.

In addition, with respect to the Company PSU Awards, at the Effective Time:

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All outstanding and unvested Company PSU Awards will be deemed to be vested as of the Effective Time based on the level at which the applicable performance goals have been satisfied, as determined by the Amber Road Board or any appropriate committee thereof in accordance with its term, on a prorated basis.

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Shares underlying Company PSU Awards outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of Shares underlying the vested Company PSU Award (the “Company PSU Consideration”) (determined after taking into account the prorated vesting described above), payable in a lump sum after the Effective Time, to each Company PSU Award holder on the first payroll date that is no less than three business days after the Effective Time.

Notwithstanding the above, if required to comply with Section 409A of the Code, the Company RSU Consideration and the Company PSU Consideration, as applicable, will be paid on the settlement date for the Company RSU Award and /or Company PSU Award, as applicable, for which the payment was exchanged, as specified under the terms of the applicable award agreement.

Whom can I contact if I have questions about the Offer?

For further information, you may call Georgeson, the Information Agent for the Offer. Call toll free: (800) 561-2871.

To: Holders of Shares of Common

Stock of Amber Road, Inc.

Introduction

Chicago Merger Sub, Inc., a Delaware corporation (the “Offeror”), an indirect wholly owned subsidiary of Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”), which is controlled by certain private equity funds managed by Insight Venture Management, LLC, a Delaware limited liability company (“Insight”), hereby offers to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Amber Road, Inc., a Delaware corporation (“Amber Road”), at a purchase price of $13.05 per Share, net to the holders thereof, payable in cash, without interest and less any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” which, collectively with this Offer to Purchase and any permitted amendments or supplements to each, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 12, 2019, by and among Amber Road, Parent, the Offeror and, solely for purposes of Section 9.17, E2open (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Amber Road, with Amber Road surviving (the “Surviving Corporation”) as an indirect wholly owned subsidiary of Parent (the “Merger”). The Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, but excluding, in any event, the Financing (as defined below), are collectively referred to in this Offer to Purchase as the “Transactions.”

In addition to entering into the Merger Agreement, on May 12, 2019, Parent and the Offeror entered into Tender and Support Agreements with the following stockholders of Amber Road: Altai Capital Management, LLC (“Altai”), James Preuninger, Rudy Howard, Pamela Craven, Barry Williams, and Ralph Faison (collectively, the “Support Agreements”). Under the Support Agreements, each respective Amber Road stockholder agreed to tender all Shares now held or hereafter acquired by them in the Offer, subject to the terms and conditions set forth in the Support Agreement. As of May 12, 2019, Altai beneficially owned 2,464,916 Shares; James Preuninger, who is a director and Chief Executive Officer of Amber Road, beneficially owned 3,256,129 Shares; Rudy Howard, who is a director of Amber Road, beneficially owned 149,733 Shares; Barry Williams, who is a director of Amber Road, beneficially owned 90,170 Shares; Pamela Craven, who is a director of Amber Road, beneficially owned 79,573 Shares; and Ralph Faison, who is a director of Amber Road, beneficially owned 28,690 Shares, which collectively amount to approximately 17.4% of all Fully Diluted Shares.

Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If your Shares are registered in your name and you tender directly to Continental Stock Transfer and Trust (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following:

•

the number of Shares validly tendered and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) together with any Shares beneficially owned by Parent or any wholly owned subsidiary of Parent, being equal to at least a majority of the fully diluted Shares then outstanding (the “Minimum Condition”);

•

the approval or waiting period applicable to the consummation of the Offer or the Merger under the under the HSR Act (or any extension thereof), having expired or early termination thereof having been granted;

•

no governmental body of competent jurisdiction having enacted, entered, promulgated or enforced any law or issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Offer or the consummation of the Merger;

•	there not having occurred a Material Adverse Effect since the date of the Merger Agreement;

•	the accuracy of Amber Road’s representations and warranties contained in the Merger Agreement (the “Representations Condition”);

•

Amber Road’s compliance with, or performance of, in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the applicable date (the “Covenants Condition”);

•	Parent’s receipt of a certificate signed on behalf of Amber Road by a senior executive officer of Amber Road certifying that the Representations Condition and Covenants Condition have been met; and

•	the Merger Agreement not having been terminated in accordance with its terms.

The Offer and the withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time on July 1, 2019, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement (as defined above). See Section 1—“Terms of the Offer,” Section 14—“Conditions of the Offer,” and Section 17—“Certain Legal Matters; Regulatory Approvals.”

According to the Merger Agreement, as of the close of business on May 10, 2019, the authorized capital stock of Amber Road consisted of: (a) 28,438,574 issued and outstanding Shares (excluding Shares relating to Amber Road Options, RSUs and PSUs), (b) no shares of issued and outstanding Preferred Stock, (c) no Shares held by Amber Road in its treasury, (d) 129,135 Shares reserved for issuance pursuant to Amber Road’s equity plans, (e) 4,357,591 Shares subject to issuance pursuant to outstanding Amber Road options, (f) 1,349,367 Shares subject to issuance pursuant to outstanding Company RSU Awards, and (g) 732,685 Shares subject to issuance pursuant to outstanding Company PSU Awards.

The Board of Directors of Amber Road (the “Amber Road Board”) has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Amber Road and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Amber Road of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger may be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Acceptance Time and (e) resolved to recommend that the stockholders of Amber Road tender their Shares to Parent or the Offeror, as applicable, pursuant to the Offer, and to include the Company Board Recommendation on the Schedule 14D-9 when disseminated to Amber Road’s stockholders.

For the reasons described in Amber Road’s Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer (the “Schedule 14D-9”), the Amber Road Board unanimously recommends that Amber Road’s stockholders accept the Offer and tender their Shares pursuant to the Offer. For factors considered by the Amber Road Board in connection with making its recommendation, see Item 4 of the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Amber Road’s stockholders concurrently herewith under the heading “Reasons for Recommendation of the Board.”

Pursuant to the Merger Agreement, after the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger or at such later time as is specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, each Share (other than (a) Shares owned by Parent, the Offeror, Amber Road or their respective subsidiaries (the “Excluded Shares”) and (b) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)(the “Dissenting Shares”)) will be converted into the right to receive an amount net in cash equal to the Offer Price (the “Merger Consideration”). The Merger Agreement is more fully described in Section 12—“Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the non-tendering stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without any action of the stockholders of the target corporation. Therefore, Amber Road, Parent, the Offeror and E2open have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and Amber Road). The date on which the closing occurs is referred to in this Offer to Purchase as the “Closing Date.” See Section 12—“Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures set forth in Section 262 of the DGCL. Such stockholders will not be entitled to receive the Offer Price or the Merger Consideration, but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 18—“Appraisal Rights.”

The Offeror has engaged Georgeson to act as information agent for the Offer (the “Information Agent”). Parent and the Offeror will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized below. See Section 5—“Certain Material United States Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND BOTH DOCUMENTS SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Tender Offer

1.	Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not validly withdrawn by the Expiration Date in accordance with the procedures described in Section 4—“Withdrawal Rights,” net to the seller in cash, without interest and less any applicable tax withholding. The term “Expiration Date” means one minute after 11:59 p.m., Eastern Time on July 1, 2019, unless the Offeror, in accordance with the Merger Agreement, has extended the offering period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 14—“Conditions of the Offer” (the “Offer Conditions”). The Offeror may terminate the Offer without purchasing any Shares if the conditions described in Section 14 are not satisfied or waived by the Expiration Date. See Section 12—“Transaction Documents—The Merger Agreement—Termination.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition or make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided that without the prior written consent of Amber Road: (a) the Minimum Condition may not be amended or waived, (b) the Offeror shall not decrease the Offer Price and (c) no change may be made to the Offer that (i) changes the form of consideration to be delivered by the Offeror pursuant to the Offer, (ii) decreases the number of Shares sought to be purchased by the Offeror in the Offer, (iii) imposes conditions or requirements to the Offer in addition to the Offer Conditions, (iv) except as otherwise provided in the Merger Agreement, terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer or (v) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects any holder of Shares.

The Merger Agreement provides, among other things, that with respect to the Offer Price and Merger Consideration, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after May 12, 2019 and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the same economic effect contemplated by the Merger Agreement prior to such change. See Section 15—“Adjustments to Prevent Dilution.” However, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Amber Road is not permitted to, among other things, split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock. See Section 12—“Transaction Agreements—The Merger Agreement—Covenants—Conduct of Business.”

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if as of the scheduled Expiration Date any Offer Condition is not satisfied and has not been waived by Parent or the Offeror, to the extent waivable, (A) the Offeror may, in its sole discretion, extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension (or such shorter or longer period as Parent, the Offeror and Amber Road may agree or as required by applicable law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of NYSE applicable to the Offer), to permit such Offer Condition to be satisfied and (B) the Offeror will extend the Offer from time to time for the minimum period required by applicable law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of NYSE applicable to the Offer; or (b) if as of the scheduled Expiration Date any Offer Condition is not satisfied and has not been waived, at the request of Amber Road, the Offeror will extend the Offer on one or more occasions for one or more extension periods of at least five (5) business days each, up to and including midnight, Eastern Time, September 9, 2019 (the “Termination Date”); provided that if at any scheduled Expiration Date the only unsatisfied Offer Condition (other than the Offer Conditions which by their nature are to be satisfied at the Expiration Date) is the Minimum Condition, then the Offeror shall not be required to extend the Offer for more than a total of twenty (20) business days in the aggregate.

In no event will the Offeror: (a) be required to extend the Offer beyond the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Termination Date (such earlier occurrence, the “Extension Deadline”) or (b) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Amber Road.

There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of that decrease or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that tenth business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 14—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 12—“Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but the Offeror is prohibited from terminating the Offer prior to any then-scheduled Expiration Date without the prior written consent of Amber Road unless the Merger Agreement has been terminated in accordance with its terms.

The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m. New York City Time on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

In connection with the Offer, Amber Road will promptly provide Parent: (a) a list of Amber Road’s stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date (the date of the list used to determine the persons to whom the Offer documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”) and (b) such additional information (including updated lists of stockholders, non-objecting beneficial owners, mailing labels and lists of securities positions) as Parent may reasonably request in connection with the Offer or the Merger. Prior to the filing with the SEC of the Schedule 14D-9, Amber Road will set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, promptly after the Expiration Date, irrevocably accept for payment, and promptly following acceptance for payment, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer, net to the seller in cash, without interest and less any applicable tax withholding.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are “received” (as defined in Section 251(h)(6) of the DGCL) by the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, those unpurchased Shares will be returned, without expense in “book-entry” form in your name with the transfer agent (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees (or an Agent’s Message (as defined below) in lieu of a Letter of Transmittal in connection with a book-entry delivery of Shares), and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (1) any certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a Book Entry Confirmation (as defined below) must be received by the Depositary and Paying Agent, in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Offer and (y) that the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems must make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are “received” by the “depository” (as such terms are defined by Section 251(h)(6) of the DGCL).

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer (net to the seller in cash, without interest and less any applicable tax withholding) only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s proxies, each with full power of substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Amber Road’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent) in its sole and reasonable discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding absent a finding to the contrary by a court of competent jurisdiction.

No alternative, conditional or contingent tenders will be accepted.

The purchase of Shares is generally subject to information reporting by the Depositary and Paying Agent (as the payor) to the applicable tax authorities. See Section 5—“Certain Material United States Federal Income Tax Consequences.”

4.	Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, if not previously accepted for payment, at any time after August 2, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, in each case only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the return of the Shares. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.	Material United States Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax, or the application of the Medicare tax on net investment income under Section 1411 of the Code).

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger on a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares

(i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will constitute a capital gain or loss. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder’s holding period for such Shares so disposed of exceeds one year. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their own tax advisors regarding those limitations.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a Non-U.S. corporation, that corporation may be subject to an additional branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

•

in the case of an individual, the Non-U.S. Holder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied), in which case the Non-U.S. Holder may be subject to a flat 30% tax (or a lower applicable income tax treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of Shares (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses.

Amber Road is not and has not been a USRPHC for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for its Shares and, if the Shares are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the Shares, in which case the consequences will be as described below.

We do not expect that Amber Road is, or will be treated as, a USRPHC during the applicable time periods described in the second bullet point above. Furthermore, so long as the Shares are considered to be “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on, or withholding on gross proceeds to be received in respect of, the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in the second bullet point above. Amber Road believes that the Shares are regularly traded. A Non-U.S. Holder that owns or has owned more than 5% of the total outstanding Shares at any time during the applicable period described above is urged to consult with its own tax advisors.

Information Reporting and Backup Withholding Tax

Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. Holders should submit an appropriate and properly completed Internal Revenue Service (“IRS”) Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.	Price Range of Shares; Dividends

The Shares are listed on NYSE under the symbol “AMBR.” The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Share on NYSE as reported by NYSE with respect to periods occurring in fiscal years 2017, 2018 and 2019:

Fiscal year	High	Low
2017:
First Quarter	$10.00	$6.71
Second Quarter	$10.05	$8.27
Third Quarter	$9.68	$8.34
Fourth Quarter	$10.24	$7.78
2018:
First Quarter	$10.16	$6.71
Second Quarter	$10.05	$8.27
Third Quarter	$9.68	$8.34
Fourth Quarter	$10.24	$7.78
2019:
First Quarter	$10.09	$8.18
Second Quarter	$12.99	$8.99

On May 10, 2019, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on NYSE was $10.30 per Share. On May 31, 2019, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NYSE was $12.98 per Share.

During the third and fourth quarters of 2017, E2open purchased 1,309,520 shares of Amber Road at a total cost of $9,158,740. The prices paid ranged between $6.4951 per share and $7.0400 per share. The average price for the shares was $6.5059 in the third quarter of 2017 and $6.98905 in the fourth quarter of 2017. E2open sold all 1,309,520 of these shares in August and September of 2018, at an average price of $8.7073 per share. All transactions were effected on the open market.

Amber Road has never declared or paid cash dividends on its Common Stock since its initial public offering in 2014. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Amber Road is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 16—“Dividends and Distributions.”

7.	Certain Effects of the Offer

If the Offer is consummated, the Offeror and Amber Road will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of Amber Road as soon as practicable following the consummation of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and Amber Road). Pursuant to the Merger Agreement, the consummation of the Offer and the consummation of the Merger will occur on the same day (unless otherwise agreed by Parent and Amber Road).

Market for the Shares. If the Offer is consummated, there will be no market for the Shares because Parent and the Offeror intend to consummate the Merger as soon as practicable following the Offer Closing. Following the consummation of the Merger, Parent will be the sole stockholder of Amber Road, and Amber Road will no longer be a public company.

NYSE Listing. The Shares are currently listed on NYSE. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Amber Road to delist the Shares from NYSE, and to suspend Amber Road’s obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934.

Exchange Act Registration. The Shares are currently registered under the Exchange Act.

We intend to cause Amber Road to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Amber Road to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Amber Road. Furthermore, the ability of “affiliates” of Amber Road and persons holding “restricted securities” of Amber Road to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the consummation of the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Amber Road

As a leading provider of cloud-based global trade management software, trade content and training, Amber Road helps companies all over the world create value through their global supply chain by improving margins, achieving greater agility and lowering risk. Amber Road creates a digital model of the global supply chain that enables collaboration between buyers, sellers and logistics companies. Amber Road replaces manual and outdated processes with comprehensive automation for global trade activities, including sourcing, supplier management, production tracking, transportation management, supply chain visibility, import and export compliance, and duty management. Amber Road provides rich data analytics to uncover areas for optimization and deliver a platform that is responsive and flexible to adapt to the ever-changing nature of global trade. Amber Road is incorporated in the State of Delaware and its principal executive offices are located at One Meadowlands Plaza, East Rutherford, New Jersey 07073. Amber Road’s telephone number at its principal executive offices is (201) 935-8588, and Amber Road maintains a website at www.amberroad.com.

Available Information. Amber Road is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Amber Road’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), the principal holders of Amber Road’s securities, any material interests of those persons in transactions with Amber Road, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Amber Road’s stockholders and filed with the SEC. Those reports, proxy statements and other information are available on the SEC’s website at www.sec.gov and on the “Investor Relations” section of Amber Road’s website at https://investor.amberroad.com/sec-filings. Information on, or accessible through, Amber Road’s website is not part of this Offer to Purchase and is not incorporated by reference herein. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Amber Road and its business has been taken from Amber Road’s Quarterly Report on Form 10-Q for its quarterly period ended March 31, 2019 and Annual Report on Form 10-K for its fiscal year ended December 31, 2018, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although neither Parent nor the Offeror has any knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Depositary and Paying Agent or the Information Agent, or any of their respective affiliates or assigns, assumes responsibility for the accuracy or completeness of the information concerning Amber Road contained in those documents and records or for any failure by Amber Road to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Certain Projections. Amber Road’s management has provided us with certain selected unaudited projected financial information concerning Amber Road (the “Management Projections”). Such information, as well as certain additional unaudited projected financial information (together with the “Management Projections,” the “Amber Road Projections” as described below in Section 10—“Background of the Offer; Past Contacts with Amber Road”), is described in Amber Road’s Schedule 14D-9, which will be filed with the SEC and is being mailed to Amber Road’s stockholders with this Offer to Purchase.. Amber Road’s stockholders are urged to, and should, carefully read the Schedule 14D-9. Amber Road has advised us that the summaries of the Amber Road Projections are included in the Schedule 14D-9 solely to give Amber Road’s stockholders access to certain financial information that was made available to the Amber Road Board and advisors and, with respect to certain of this information, to Parent and the Offeror, and such information is not being included in the Schedule 14D-9 to influence a stockholder’s decision whether to tender Shares in the Offer or for any other purpose. In addition, Amber Road has advised us that the Amber Road Projections were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or accounting principles generally accepted in the United States of America (“GAAP”). However, in the view of Amber Road’s management, the Amber Road Projections were prepared, to the best of their knowledge and belief, on a reasonable basis and reflect the best currently available estimates and judgments. Amber Road has further advised us that no independent registered public accounting firm provided any assistance in preparing the Amber Road Projections. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Amber Road Projections or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained therein.

The Amber Road Projections include non-GAAP measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including earnings (loss). Amber Road’s calculation of these non-GAAP measures may differ from others in its industry and is not necessarily comparable with similar titles used by other companies.

Amber Road has advised us that the Amber Road Projections necessarily reflect numerous estimates and assumptions made by Amber Road’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Amber Road’s business, all of which are difficult to predict and many of which are beyond Amber Road’s control. The Amber Road Projections also reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the Amber Road Projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Amber Road’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Amber Road’s reports filed with the SEC. There can be no assurance that the prospective results would be realized or that actual results would not be significantly higher or lower than forecast. For more information regarding the risks and uncertainties inherent in forward-looking information, see the section entitled “Forward-Looking Statements” of the Schedule 14D-9.

In particular, Amber Road has advised us that the Amber Road Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Since the Amber Road Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. In addition, the Amber Road Projections would be affected by Amber Road’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Amber Road Projections also reflect assumptions as to certain business decisions that are subject to change. The information set forth in the Amber Road Projections is not fact and should not be relied upon as being necessarily indicative of actual future results.

Amber Road has advised us that the Amber Road Projections were developed for Amber Road on a standalone basis without giving effect to the Transactions, and therefore the Amber Road Projections do not give effect to the Transactions or any changes to Amber Road’s operations or strategy that may be implemented after the consummation of the Transactions, including any costs incurred in connection with the Transactions. Furthermore, the Amber Road Projections do not take into account the effect of any failure of the Transactions to be completed and should not be viewed in that context.

Amber Road has advised us that the Amber Road Projections were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared. By including the Amber Road Projections in the Schedule 14D-9, none of Amber Road, Parent, the Offeror or any of their respective affiliates has made or makes any representations to any person as to the ultimate performance of Amber Road, Parent, the Surviving Corporation or any of their affiliates compared to the information contained in the Amber Road Projections.

The inclusion of the Amber Road Projections in Amber Road’s Schedule 14D-9 should not be regarded as an indication that any of Parent, the Offeror, Amber Road or any other recipient of such information considered, or now considers, the Amber Road Projections necessarily predictive of actual future events. None of Parent, the Offeror or their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Amber Road Projections. None of Parent, the Offeror or their affiliates, advisors or other representatives intends to, and each of them disclaims any obligation to, update, revise or correct the Amber Road Projections if they are or become inaccurate (even in the short term).

In light of the foregoing factors and the uncertainties inherent in the Amber Road Projections, readers of Amber Road’s Schedule 14D-9 are cautioned not to place undue reliance on the Amber Road Projections.

9.	Certain Information Concerning the Offeror, Parent and Insight

Parent is a Delaware limited liability company formed on January 30, 2015 in connection with the acquisition of E2open. Parent is a holding company for E2open, one of the premier cloud-based providers of networked supply chain solutions, featuring a complete portfolio of applications that enable the world’s most complex supply chains to better plan, collaborate, and execute their end-to-end operations. Private equity funds managed by Insight control, directly or indirectly, a majority of the voting power of the equity of Parent.

The Offeror is a Delaware corporation. The Offeror was formed on May 9, 2019, solely for the purpose of completing the Offer and the Merger. The Offeror has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The Offeror is a direct wholly owned subsidiary of E2open, and an indirect wholly owned subsidiary of Parent.

The principal office address of each of Parent and the Offeror 9600 Great Hills Trail, Suite 300E, Austin, Texas 78759. The telephone number at the principal office is 866-432-6736. Parent’s internet address is www.e2open.com. The principle office address of Insight is 1114 Avenue of the Americas, 36th Floor New York, New York 10036. The telephone number at the principle office of Insight is 212-230-9200. Insight’s internet address is www.insightpartners.com

Pursuant to Equity Commitment Letters dated May 12, 2019, (the “Equity Commitment Letters”) certain private equity funds managed by Insight, including the private equity funds that currently control Parent (the “Insight Funds”), and certain private equity funds managed by Elliott Management Corporation (“Elliot”), which also currently holds equity in Parent (the “Elliott Funds”), have committed to contribute to Parent an aggregate amount equal to $415 million in cash for the purpose of providing available equity financing to fund a portion of the aggregate Offer Price, the Merger Consideration and fees, costs and expenses in connection with the Transactions, in each case subject to the applicable conditions set forth in the Merger Agreement and the Equity Commitment Letters.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror and Insight are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, Insight or, to the knowledge of each of Parent, the Offeror and Insight, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, Insight or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Insight or, to the knowledge of each of Parent, the Offeror and Insight, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of Amber Road, and (ii) none of Parent, the Offeror, Insight or, to the knowledge of each of Parent, the Offeror, and Insight, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of Amber Road during the past sixty (60) days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Insight or, to the knowledge of each of Parent, the Offeror and Insight, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Amber Road, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions or significant corporate events that would require reporting under the rules and regulations of the SEC between Parent, the Offeror, Insight or, to the knowledge of each of Parent, the Offeror and Insight, any of the entities or persons listed in Schedule A, on the one hand, and Amber Road or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) during the two years prior to the date of this Offer to Purchaser, there have been no contracts, negotiations or transactions between Parent, the Offeror, Insight or, to the knowledge of each of Parent, the Offeror and Insight, any of the entities or persons listed in Schedule A, on the one hand, and Amber Road or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Parent, the Offeror, or Insight has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and Insight have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC’s website at www.sec.gov.

10.	Background of the Offer

The following is a description of significant contacts between representatives of Insight, Parent and the Offeror, on the one hand, and representatives of Amber Road, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of Amber Road’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which will be filed with the SEC and is being mailed to stockholders with this Offer to Purchase.

In early 2017, Michael Farlekas, a member of the Board of Directors of Parent and Chief Executive Officer of E2open, reached out to James Preuninger, a member of the Amber Road Board and Chief Executive Officer of Amber Road, to discuss an information exchange and explore potential strategic opportunities.

In December of 2017, representatives of E2open and Insight requested an informal meeting with Mr. Preuninger. In response to such request, representatives of E2open and Insight met with Mr. Preuninger on January 15, 2018 at Amber Road’s offices. At such meeting, E2open and Insight’s representatives expressed their interest in a potential acquisition of Amber Road, citing their view that an all-cash acquisition would deliver superior value to Amber Road’s stockholders as compared to the company’s standalone value.

E2open’s and Insight’s representatives discussed deal prices of approximately $10.00 per share, which represented a premium of approximately 35% to the average price per share over the 30 days prior to January 15, 2018. Mr. Preuninger indicated that Amber Road would prefer to remain independent given the price range discussed.

On January 29, 2018, representatives of Amber Road communicated to representatives of E2open and Insight that while Amber Road was open to considering strategic opportunities, the Amber Road Board was optimistic about Amber Road’s ability to deliver stockholder value as an independent company over the coming years.

On February 5, 2018, Mr. Farlekas sent a letter to the Amber Road Board (the “February 5 Letter”) detailing E2open’s updated proposal to acquire all of the equity of Amber Road at a price per share of $10.50 (the “$10.50 Offer”), which represented a premium of over 38% to the average price per share over the 30 days prior to February 5, 2018.

On February 12, 2018, E2open issued a press release disclosing that it had submitted the $10.50 Offer to the Amber Road Board.

Later that day, Mr. Preuninger and Barry Williams, Chairman of the Amber Road Board, sent an email to Mr. Farlekas (the “February 12 Email”) indicating that the Amber Road Board had reviewed and considered the February 5 Letter and discussed prior communications with Mr. Preuninger regarding the same. The February 12 Email informed Mr. Farlekas and E2open that the Amber Road Board did not consider a sale transaction as an attractive alternative to the execution of its then current strategic plan, noting that Amber Road expected to stay its course as an independent company.

Following such determination, also on February 12, 2018, Amber Road issued a press release rejecting the $10.50 Offer, citing its view that the unsolicited offer advanced by E2open was not in the best interests of Amber Road or its stockholders.

On February 27, 2018, Mr. Farlekas sent a letter to the Amber Road Board reaffirming the $10.50 Offer.

On March 5, 2018, Mr. Williams had a call with representatives of Insight, during which Mr. Williams informed the Insight representatives that Amber Road had no present plans to pursue a sale transaction in the range proposed by E2open, but was potentially open to higher offers.

On March 9, 2018, Mr. Preuninger and Mr. Williams sent a letter to E2open reiterating the Amber Road Board’s rejection of the $10.50 Offer and its intention to remain independent to focus on execution of its strategic plan.

On March 14, 2018, Mr. Farlekas sent a letter to the Amber Road Board affirming E2open’s continued interest in an acquisition at the proposed price of $10.50.

On March 15, 2018, E2open issued a press release announcing that it had affirmed the $10.50 Offer to the Amber Road Board and expressing a willingness to enter into discussions regarding a potential combination between E2open and Amber Road. The press release included the text of the March 14, 2018 letter and stated that E2open’s willingness to engage in discussions regarding a potential combination of the two companies would expire on March 30, 2018 if Amber Road failed to engage with E2open by such date.

On March 30, 2018, E2open issued a press release regarding expiration of the $10.50 Offer.

On December 14, 2018, Mr. Preuninger spoke with Ross Devor, a representative of Insight, about E2open’s potential interest in continuing to pursue a transaction.

On April 18, 2019, Mr. Farlekas contacted a few bankers to inquire as to any M&A activity related to Amber Road and learned that KeyBanc Capital Markets Inc., Amber Road’s financial advisor (“KeyBanc”) had been retained to help facilitate a strategic transaction.

On or about April 20, 2019, a representative of Insight contacted KeyBanc, and between April 20, 2019 and April 23, 2019, representatives of E2open and Insight spoke with representatives of KeyBanc several times to discuss Amber Road’s strategic process. During these conversations E2open reaffirmed its interest in acquiring Amber Road and E2open discussed a proposed price per share of $11.00 per share and requested the opportunity to participate in any ongoing process to consider strategic alternatives.

On April 23, 2019, Willkie Farr & Gallagher LLP (“Willkie”), legal counsel to E2open, and Dentons US LLP (“Dentons”), legal counsel to Amber Road, exchanged correspondence regarding execution of a nondisclosure and standstill agreement.

On April 24, 2019, E2open and Amber Road entered into such nondisclosure and standstill agreement (the “Non-Disclosure Agreement”) and shortly thereafter, Insight, E2open and their representatives were granted access to confidential information of Amber Road, including subsequently through its virtual data room. The Non-Disclosure Agreement contained standstill provisions (with an automatic early expiration under certain circumstances) and prohibited E2open, for a period of 15 months from the date of such agreement, from (i) effecting, seeking, offering or proposing (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other person or entity to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of securities of Amber Road or its subsidiaries or other strategic transactions involving Amber Road, its subsidiaries, or their respective securities (including solicitation of proxies), (ii) forming, joining or participating in a “group” (as defined in the Exchange Act) with respect to securities of Amber Road, (iii) making any public announcement, or submitting an unsolicited proposal for or offer of (with or without condition) any extraordinary transaction regarding Amber Road’s securities or a material portion of its assets, (iv) acting alone or in concert to seek to control or influence the management or policies of Amber Road or the Amber Road Board, or making any public direction nomination or stockholder proposal with respect to Amber Road, (v) making in any way participating in, directly or indirectly, any solicitation of proxies to vote in favor of the election of any candidate for election to the Amber Road Board nominated by any person other than Amber Road, (vi) taking any action intended to force Amber Road to make a public announcement regarding any such matters, or (vii) entering into any discussions or arrangements with any third party (other than E2open’s representatives) with respect to any of the foregoing matters, in each case, without the prior consent of Amber Road.

On April 25, 2019, E2open received Amber Road’s bid process letter from representatives of KeyBanc containing instructions and procedures for submitting a proposal and requesting that E2open submit a non-binding preliminary proposal, including an indicative price, by May 3, 2019. E2open also received a draft merger agreement from Amber Road, prepared by Dentons.

On April 26, 2019, representatives of Insight contacted Keybanc requesting permission to include Elliott, an affiliate of a potential equity financing source, in the process. On April 29, 2019, representatives of Insight and E2open participated in a due diligence phone call with representatives of Amber Road. Representatives of E2open’s lenders attended the call.

On April 30, 2019, the Company, Insight and Elliott entered into a joinder to the Non-Disclosure Agreement binding them to the confidentiality provisions contained in the Non-Disclosure Agreement.

On May 1, 2019, representatives of Insight and E2open met with Amber Road’s management and other representatives for a business due diligence follow-up meeting to discuss Amber Road’s ongoing business and open due diligence requests, including Amber Road’s product and market strategy. Representatives of Elliott participated in the meeting.

On May 3, 2019, in response to Amber Road’s request for bid submissions, E2open submitted a non-binding preliminary proposal to acquire all of the outstanding shares of Amber Road at a per share price of $11.75, which represented a premium of over 30% to the average price per share over the 30 days prior to May 3, 2019, and a revised draft of the proposed merger agreement. In its proposal, E2open noted that the per share price represented a premium of 31% to the average price per share over the last year and 30% to the average price per share over the last 30 days and was based on 28,413,436 shares issued and outstanding and 31,402,328 fully-diluted shares (after giving effect to the acceleration of incentive equity of Amber Road contemplated by the draft merger agreement).

The revised draft of the proposed merger agreement, among other things: (1) reduced the length of mandatory extensions of the Offer by Purchaser to a total of 20 business days; (2) added a cap of 50,000 to the number of unvested performance stock units that would be cashed out in the Merger; (3) limited the circumstances under which the Amber Road Board could change its recommendation to stockholders to tender their Shares; (4) added an obligation of Amber Road to pay Parent an expense reimbursement of $5 million under certain circumstances of termination of the Merger Agreement by Amber Road; and (5) proposed a termination fee equal to 3.5% of the transaction value.

On May 6, 2019, representatives of KeyBanc invited representatives of E2open to submit an updated proposal to acquire all of the outstanding shares of Amber Road.

On May 6, 2019, representatives of E2open submitted a revised proposal letter detailing a non-binding proposal to acquire 100% of the fully diluted equity interests of Amber Road for cash at a per Share price of $13.05, which represented a premium of over 44% to the average price per share over the 30 days prior to May 6, 2019, on substantially the same conditions and subject to the same assumptions as were set forth in E2open’s May 3, 2019 proposal, provided that, rather than accelerating and cashing out all incentive equity of Amber Road at closing, unvested equity would be canceled and converted into the right to receive a cash payment from E2open upon the same vesting schedule, and subject to the same conditions to vesting, as the unvested equity grants (with such cash payments made at the end of each quarter after closing).

On May 7, 2019, representatives of KeyBanc sent a letter to Mr. Farlekas requesting clarification of certain points in E2open’s May 6, 2019 proposal, including (i) a proposal to raise the per Share price to $13.15; (ii) that every employee that would receive a cash payment in exchange for unvested equity, subject to satisfaction of existing vesting terms, would receive the full potential cash payment upon any non-cause termination by E2open or its affiliates or upon a good reason termination, and that Mr. Preuninger and other employees who resign or are terminated at closing would receive their full payment promptly after closing; (iii) the number of unvested performance stock units that would be cashed out; (iv) that deal costs and transaction expenses would not impact the proposed per Share price; (v) that Amber Road would be permitted to make annual restricted stock grants to its outside directors between signing and closing with an aggregate value of $360,000; and (vi) that E2open would honor Amber Road’s Senior Management Team 2019 bonus plan.

On May 7, 2019, representatives of E2open provided responses to each of the foregoing points: (i) reiterating its proposal of $13.05; (ii) agreeing that employees terminated without cause and directors, Mr. Preuninger and other senior officers terminated or who resign at closing would receive their full payment in respect of any unvested equity promptly following such termination or resignation (provided that any post-closing termination for “good reason” would only result in a full payment to the extent that the applicable individual had an agreement or arrangement as of the date of the proposal that provided for acceleration and payment in the case of a resignation for “good reason”); (iii) agreeing that the cap on unvested performance stock units to be cashed out in the merger set forth in the revised draft merger agreement would only apply to unvested performance stock units as of the date of the proposal, subject to confirmation of the number of vested but unsettled performance stock units; (iv) acknowledging that deal costs and transaction expenses would not impact the proposed per Share price, subject to confirmation of the list of material deal fees; (v) agreeing to allow Amber Road to grant the annual restricted stock grants described above to its outside directors between signing and closing; and (vi) agreeing to provide retained employees with the opportunity to receive (a) their full 2019 bonus post-Closing (provided the applicable employee remains with Amber Road through December 31, 2019) or (b) a pro rata portion thereof calculated based on the applicable employee’s termination date, subject to review of the bonus plan’s details.

On May 7, 2019, Amber Road responded in comments to the letter with additional clarifications regarding unvested equity awards: (i) directors and Mr. Preuninger would be paid out at closing (regardless of Mr. Preuninger’s continued employment); (ii) members of senior management would be paid upon earlier of (a) original vesting date of equity awards and (b) date of termination of employment for any reason; and (iii) all other employees would be paid based upon earlier of (a) original vesting date of equity awards, and (b) date of termination of employment by Amber Road without cause. Amber Road also provided additional information regarding expected deal costs and expenses.

On May 7, 2019, representatives of E2open and Insight agreed by email to the clarifications set forth in Amber Road’s response, and E2open and Amber Road entered into an exclusivity agreement granting E2open a period of exclusivity through 11:59 PM ET on May 12, 2019.

From April 25 through May 12, representatives of Insight held numerous conversations with its potential debt financing sources and obtained a commitment from E2open’s existing lender, Golub Capital Markets LLC, to provide debt financing in connection with E2open’s acquisition of Amber Road.

On May 8, 2019, Dentons sent a revised draft of the proposed merger agreement to Willkie reflecting the following: (i) requiring a limited guarantee from the Sponsors, (ii) counter proposing that the Offeror be required to extend the offer for up to thirty (30) business days after the initial expiration date of the Offer, (iii) counterproposing that exceptions to the exclusivity provisions would include instances where a failure to act would reasonably be expected to be inconsistent with the fiduciary duties of the Amber Road Board, and (iv) counterproposing an expense reimbursement by Amber Road of $2 million and a reverse termination fee of 3% of Amber Road’s equity value.

Over the course of May 10, 2019 through May 12, 2019, prior to the Amber Road Board meeting, Willkie and Dentons continued to negotiate the terms of the merger agreement and ancillary documents (including the equity commitment letter and the Tender and Support Agreements from members of the Amber Road Board, members of Amber Road’s management team and significant shareholders of Amber Road), with particular focus on, among other terms, provisions relating to each party’s obligations with respect to deal protections, conditionality, remedies and specific performance. Over the course of these negotiations, Dentons confirmed that the members of the Amber Road Board and members of Amber Road’s management team would be willing to sign a Tender and Support Agreement and that Insight could contact Altai to inquire as to whether Altai would be willing to sign such an agreement. Willkie and Dentons negotiated the form of Tender and Support Agreement to be signed by the members of the Amber Road Board and members of Amber Road’s management team. Following conversations between Insight and Altai, Altai agreed to sign a Tender and Support Agreement, which Willkie negotiated with Altai’s counsel, Schulte Roth & Zabel LLP.

On May 12, 2019, Willkie sent a revised draft of the proposed merger agreement to Dentons reflecting, among other things: (i) a guarantee from E2open of the obligations of Parent and Purchaser under the Merger Agreement, including payment of the Offer Price and Merger Consideration, (ii) a twenty (20) business day required extension period for the Offer, (iii) acceptance that the Amber Road Board could consider and engage in alternate “Acquisition Proposals” if a failure to act would reasonably be expected to be inconsistent with the Amber Road Board’s fiduciary duties; (iv) a September 9, 2019 outside date for Purchaser’s acceptance of the shares tendered in the Offer, after which time either party may terminate the Merger Agreement; and (v) an expense reimbursement by Amber Road of $3 million and a termination fee of $14.9 million.

Subsequent to the May 12, 2019 meeting of the Amber Road Board, Amber Road, Parent, the Offeror and, solely for purposes of the guarantee contained in the Merger Agreement, E2open, executed and delivered the Merger Agreement and the related transaction documents.

On May 13, 2019, Amber Road and E2open issued a joint press release announcing the execution of the Merger Agreement and the anticipated commencement of the Offer.

11.	Purpose of the Offer and Plans for Amber Road

Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Amber Road. The Offer, as the first step in the acquisition of Amber Road, is intended to facilitate the acquisition of all Shares. The Merger Agreement provides, among other things, that the Offeror will be merged into Amber Road and that upon consummation of the Merger, the Surviving Corporation will become an indirect wholly owned subsidiary of Parent.

If the Offer is consummated, we do not anticipate seeking the approval of Amber Road’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Amber Road in accordance with Section 251(h) of the DGCL.

If you sell your Shares in the Offer, you will cease to have any equity interest in Amber Road or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the exchange of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Amber Road or the Surviving Corporation, as applicable.

Under the DGCL, holders of Shares do not have appraisal rights in connection with the Offer. In connection with the Merger, however, stockholders of Amber Road who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares pursuant to Section 262 of the DGCL (exclusive of any element of value arising from accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares. The value so determined could be higher or lower than, or the same as, the Offer Price or the Merger Consideration. Moreover, the Offeror could argue in an appraisal proceeding that the fair value of such Shares is less than the Offer Price. Section 18—“Appraisal Rights.”

Going Private Transaction. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Offeror seeks to acquire the remaining Shares not held by it. We and Amber Road believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in connection with the Merger, stockholders will receive the same price Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning Amber Road and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for Amber Road. It is expected that, following consummation of the Offer and the Merger, the operations of Amber Road (as the surviving corporation in the Merger) will be conducted substantially as they currently are being conducted, except that we plan to integrate the business and offerings of Amber Road with E2open’s business and offerings to create a combined platform for supply chain management and GTM solutions.

Nevertheless, following the consummation of the Offer and the Merger, the board of directors and management of Parent intends to continue to evaluate the business and operations of Amber Road and will take such additional actions as they deem appropriate under the circumstances then existing with a view to enhancing the development of Amber Road’s business and operations in conjunction with Parent’s existing business. Plans may change based on further analysis and Parent and Offeror may determine other changes would be desirable following the Offer and the Merger to enhance the business and operations of the Amber Road and may result in certain extraordinary corporate transactions involving Amber Road (along with Parent’s other subsidiaries), which may include reorganizations, mergers or sales or purchases of assets or reduction or reassignment of certain employees, in each case as determined by Parent and its board of directors.

As of the date of this Offer to Purchase, none of Parent or any of its affiliates has had discussions with, or entered into any agreement with, Amber Road’s directors or executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. Prior to or following the Offer Closing and the Merger, however, Parent or the Offeror or their respective affiliates may have discussions with, and may enter into agreements with, certain executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Except as described above or elsewhere in this Offer to Purchase (including changes to the Amber Road Board and organizational documents upon the Effective Time of the Merger), either the Offeror nor Parent has any present proposals or is presently engaged in negotiations that would, in a manner material to the holders of Amber Road Shares, relate to or result in (a) any extraordinary transaction involving Amber Road or any of its subsidiaries, (b) any purchase, sale or transfer of a material amount of assets of Amber Road or any of its subsidiaries, (c) any material change in Amber Road’s capitalization or dividend rate or policy or indebtedness, (d) any other material change in Amber Road’s corporate structure or business, (e) the acquisition by any person of securities of Amber Road (other than Offeror), or the disposition of securities of Amber Road, or (f) any other actions that could impede the acquisition of control of Amber Road.

12.	Transaction Documents

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning Amber Road—Available Information.”

The Offer. The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions described in Section 14—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will, and Parent will cause the Offeror to, at or promptly following the Expiration Date, irrevocably accept for payment, and, at or promptly following acceptance for payment, pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer, net to the seller in cash, without interest and less any applicable tax withholding. Pursuant to the terms of the Merger Agreement, unless extended or otherwise agreed between Parent and Amber Road, the Offer would expire on the date that is 20 business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.

The Offeror expressly reserves the right (but is not obligated), in whole or in part, to increase the Offer Price, to waive any Offer Condition or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement (other than as described below). However, pursuant to the Merger Agreement, the Offeror has agreed that, without the prior written consent of Amber Road,.(a) the Minimum Condition may not be amended or waived, (b) Offeror shall not decrease the Offer Price and (c) no change may be made to the Offer that (i) changes the form of consideration to be delivered by Offeror pursuant to the Offer, (ii) decreases the number of Shares sought to be purchased by Offeror in the Offer, (iii) imposes conditions or requirements to the Offer in addition to the Offer Conditions, (iv) except as otherwise provided in the Merger Agreement, terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer or (v) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects any holder of Shares.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if as of the scheduled Expiration Date any Offer Condition is not satisfied and has not been waived by Parent or the Offeror, to the extent waivable, (A) the Offeror may, in its sole discretion, extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension (or such shorter or longer period as Parent, the Offeror and Amber Road may agree or as required by applicable law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of NYSE applicable to the Offer), to permit such Offer Condition to be satisfied and (B) the Offeror will extend the Offer from time to time for the minimum period required by applicable law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of NYSE applicable to the Offer; or (b) if as of the scheduled Expiration Date any Offer Condition is not satisfied and has not been waived, at the request of Amber Road, the Offeror will extend the Offer on one or more occasions for one or more extension periods of at least five (5) business days each, up to and including the Termination Date; provided that if at any scheduled Expiration Date the only unsatisfied Offer Condition (other than the Offer Conditions which by their nature are to be satisfied at the Expiration Date) is the Minimum Condition, then the Offeror shall not be required to extend the Offer for more than a total of twenty (20) business days in the aggregate.

In no event will the Offeror: (a) be required to extend the Offer beyond the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Termination Date or (b) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Amber Road.

Subject to the terms and conditions of the Merger Agreement and the satisfaction or waiver of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, at or promptly following the Expiration Date, irrevocably accept for payment, and, at or promptly following acceptance for payment, to pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer, net to the seller in cash, without interest and less any applicable tax withholding. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Expiration Date of the Offer.

Recommendation. Pursuant to the Merger Agreement, Amber Road has represented that the Amber Road Board, at a meeting duly called and held, adopted resolutions which have not been subsequently rescinded or modified in any way, (a) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Amber Road and its stockholders, (b) declared it advisable for Amber Road to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Amber Road of the Merger Agreement and the consummation of the Transactions, (d) agreed that the Merger should be effected pursuant to Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Amber Road accept the Offer and tender their Shares to the Offeror pursuant to the Offer (such recommendations, collectively, the “Company Board Recommendation”). For the reasons described in the Schedule 14D-9, the Amber Road Board unanimously recommends that Amber Road’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into Amber Road, and the separate corporate existence of the Offeror will cease and Amber Road will be the Surviving Corporation in the Merger. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, the Merger will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and Amber Road) (the “Closing Date”). Subject to the provisions of the Merger Agreement, as soon as practicable on the Closing Date, Parent, the Offeror and Amber Road shall cause the Merger to become effective by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL to effectuate the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to by Parent, the Offeror and Amber Road prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). The Merger shall be governed by and become effective under Section 251(h) of the DGCL, without a vote of the stockholders of Amber Road. Parent, the Offeror and Amber Road have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of Amber Road in accordance with Section 251(h) of the DGCL.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that at the Effective Time, the certificate of incorporation of Amber Road will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and, as so amended, will be the certificate of incorporation of the Surviving Corporation. From and after the Effective Time, the bylaws will be amended and restated in their entirety to read as set forth on Exhibit B to the Merger Agreement, and, as so amended, will be the bylaws of the Surviving Corporation. The Merger Agreement further provides that immediately following the Effective Time, the directors and officers of the Offeror immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

Effect of the Merger on Capital Stock.

At the Effective Time:

•

each Share issued and outstanding immediately prior to the Effective Time other than (i) the Excluded Shares and (ii) the Dissenting Shares, will be converted into the right to receive the Offer Price, payable to the holder thereof in cash, or any such higher consideration as may be paid in the Offer, net to the seller, without interest and less any applicable tax withholding. All such Shares will cease to be outstanding, will be canceled and will cease to exist, and each such Share, whether represented by a certificate or in non-certificated form and represented by book-entry, shall thereafter represent only the right to receive the Merger Consideration;

•

each Share owned by Parent, the Offeror, or any other indirect wholly owned subsidiary of Parent, and each Share owned by Amber Road or any of its subsidiaries, shall cease to be outstanding, be canceled without payment of any consideration therefor and cease to exist; and

•

each share of common stock, par value $0.001 per share, of the Offeror issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Treatment of Equity Awards. Regarding stock options to purchase Shares (each, a “Company Stock Option”), the Merger Agreement provides that each Company Stock Option, whether vested or unvested, that is outstanding at the effective time of the Merger (the “Effective Time”) will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product of (a) the number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration, over the exercise price per share of such Company Stock Option (the “Option Consideration”), on the dates, and subject to certain conditions, as described below. Any Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration will be canceled for no consideration.

The portion of the Option Consideration payable for the Company Stock Options that are vested as of the Effective Time (including any Company Stock Options that vest as a result of the consummation of the Transactions) will be paid in a lump sum after the Effective Time, to each option holder that is a current or former employee of Amber Road or any of its subsidiaries, on the first payroll date that is no less than three business days after the Effective Time, and to each option holder that is not and has never been an employee of Amber Road or any of its subsidiaries, within five business days following the Effective Time.

The portion of the Option Consideration payable for the Company Stock Options that are not vested as of the Effective Time (the “Unvested Option Consideration”) will become vested under the same vesting schedule in place for the Company Stock Options for which the Unvested Option Consideration was exchanged, or as otherwise agreed with Parent, and will be paid on the first payroll date on or next following the first day of the fiscal quarter immediately following the applicable vesting date. As a result, if any vesting conditions are not satisfied and vesting ceases at any point after the Effective Time, the unpaid portion of the Unvested Option Consideration will be forfeited.

In addition, regarding Amber Road’s time-based vesting restricted stock unit awards (“Company RSU Awards”) and performance-based vesting restricted stock unit awards (“Company PSU Awards”), the Merger Agreement provides that, at the Effective Time:

•

Shares underlying Company RSU Awards that are outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product of (x) the Merger Consideration, and (y) the total number of Shares underlying the Company RSU Award (the “Company RSU Consideration”).

•

The portion of the Company RSU Consideration payable for Company RSU Awards that are vested as of the Effective Time (including any Company RSU Awards that vest as a result of the consummation of the Transactions) will be paid in a lump sum after the Effective Time to each Company RSU Award holder that is a current or former employee of Amber Road or any of its subsidiaries, on the first payroll date that is no less than three business days after the Effective Time, and to each Company RSU Award holder that is not and never has been an employee of Amber Road or any of its subsidiaries, within five business days following the Effective Time.

•

The portion of the Company RSU Consideration payable for the Company RSU Awards that are not vested as of the Effective Time (the “Unvested Company RSU Consideration”) will become vested under the same vesting schedule in place for the Company RSU Awards for which the Unvested Company RSU Consideration was exchanged, or as otherwise agreed with Parent, and will be paid on the first payroll date on or next following the first day of the fiscal quarter immediately following the applicable vesting date. As a result, if such vesting conditions are not satisfied and vesting ceases at any point after the Effective Time, the unpaid portion of the Unvested Company RSU Consideration will be forfeited.

In addition, with respect to the Company PSU Awards, at the Effective Time:

•

All outstanding and unvested Company PSU Awards will be deemed to be vested as of the Effective Time based on the level at which the applicable performance goals have been satisfied, as determined by the Amber Road Board or any appropriate committee thereof in accordance with its terms, on a prorated basis.

•

Shares underlying Company PSU Awards outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of Shares underlying the vested Company PSU Award (the “Company PSU Consideration”) (determined after taking into account the prorated vesting described above), payable in a lump sum after the Effective Time, to each Company PSU Award holder on the first payroll date that is no less than three business days after the Effective Time.

Notwithstanding the above, if required to comply with Section 409A of the Code, the Company RSU Consideration and the Company PSU Consideration, as applicable, will be paid on the settlement date for the Company RSU Award and /or Company PSU Award, as applicable, for which the payment was exchanged, as specified under the terms of the applicable award agreement.

Payment for Shares. The Merger Agreement provides that prior to the Offer Acceptance Time, Parent shall designate Amber Road’s current transfer agent or select a bank or trust company mutually agreeable to Parent and Amber Road to act as agent for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled and to act as agent for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled. Promptly after (and in any event no later than the third business day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with such depositary agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to the Merger Agreement.

On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Depositary and Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to the Merger Agreement (together with the amount deposited pursuant the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the Merger. The Payment Fund shall be invested by the Depositary and Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (i) in obligations of or guaranteed by the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months.

Promptly after the Effective Time (but in no event later than five business days thereafter), the Surviving Corporation shall cause to be delivered to each person who was, at the Effective Time, a holder of record of (i) Shares represented by Stock Certificates or (ii) Shares in non-certificated form and represented by book-entry (“Book-Entry Shares”), who, in each case was entitled to receive the Merger Consideration (a) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Depositary and Paying Agent, or a customary agent’s message in respect to Book-Entry Shares, and (b) instructions for use in effecting the surrender of the Stock Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to the Merger Agreement. Upon surrender to the Depositary and Paying Agent of Stock Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal in the case of Stock Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions or as may be reasonably required by Parent or the Depositary and Paying Agent, the holder of such Stock Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Stock Certificates or Book-Entry Shares, and such Stock Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Stock Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a person other than the person in whose name the surrendered Stock Certificates formerly evidencing the Shares is registered on the stock transfer books of Amber Road, it shall be a condition of payment that the Stock Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. None of Parent, Offeror and the Surviving Corporation shall have any liability for the transfer and other similar taxes under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered, each Stock Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration.

At any time following 12 months after the Effective Time, Parent shall be entitled to require the Depositary and Paying Agent to deliver to Parent any funds which had been made available to the Depositary and Paying Agent and not disbursed to holders of Stock Certificates or Book-Entry Shares and, thereafter, such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to payment of the Merger Consideration that may be payable upon due surrender of the Stock Certificates or Book-Entry Shares held by them, without any interest thereon. None of Parent, Offeror, the Surviving Corporation, the Depositary and Paying Agent or any of their respective affiliates shall be liable to any holder of Stock Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental body shall become, to the extent permitted by applicable law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto.

At the close of business on the day of the Effective Time, the stock transfer books of Amber Road with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of Amber Road. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise expressly provided in the Merger Agreement or by applicable law. If, after the Effective Time, Stock Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

Each of Amber Road, the Surviving Corporation, Parent and the Offeror, and their affiliates, shall be entitled to deduct and withhold from the Offer Price the Merger Consideration payable to any holder of the Shares or any holder of Amber Road Options, RSUs or PSUs, or any other consideration otherwise payable pursuant to the Merger Agreement such amounts as it is required by any legal requirement to deduct and withhold with respect to taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate governmental body. To the extent that amounts are so withheld and properly remitted to the appropriate governmental body, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares, holder of Company Equity Awards or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact reasonably satisfactory to Parent by the holder of the Shares formerly represented by that Stock Certificate, or by a representative of that holder, claiming that Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Depositary and Paying Agent will pay in exchange for such lost, stolen or destroyed Stock Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Stock Certificate.

Representations and Warranties. The Merger Agreement contains representations and warranties of Amber Road, Parent and the Offeror.

In the Merger Agreement, Amber Road has made customary representations and warranties to Parent and the Offeror with respect to, among other things:

•	the organization, valid existence and good standing of Amber Road and its subsidiaries;

•	Amber Road’s subsidiaries;

•	the corporate power and authority of Amber Road to enter into the Merger Agreement, the Amber Road Board’s determination and the binding nature of the Merger Agreement;

•	the absence of conflicts with Amber Road’s organizational documents, applicable law or its contracts and of consents required to be obtained by Amber Road;

•	the capital structure of Amber Road;

•	Amber Road’s SEC filings and financial statements;

•	the absence of certain liabilities of Amber Road or any of its subsidiaries;

•	the absence of certain changes or events since March 31, 2019;

•	the absence of litigation;

•	material contracts;

•	compliance with legal requirements and government authorizations;

•	significant customers and suppliers;

•	title to assets;

•	real property matters;

•	intellectual property matters;

•	tax matters;

•	employee matters and benefit plans;

•	environmental matters;

•	insurance matters;

•	the absence of transactions or arrangements with affiliates;

•	compliance with anti-corruption laws;

•	brokers and other advisors;

•	the financial opinion of Amber Road’s financial advisor; and

•	state takeover statutes.

In the Merger Agreement, each of Parent and the Offeror has made customary representations and warranties to Amber Road with respect to, among other things:

•	the organization, valid existence and good standing of Parent and the Offeror;

•	the purpose and ownership of the Offeror;

•	the corporate power and authority of Parent and the Offeror to enter into the Merger Agreement and the binding nature of the Merger Agreement;

•	the absence of conflicts with Parent’s or the Offeror’s organizational documents, applicable law or their contracts and of consents required to be obtained by Parent or the Offeror;

•	the Offer documents and disclosures;

•	the absence of litigation;

•	sufficiency of funds and financing commitments obtained by Parent;

•	the guarantee by E2open;

•	the ownership of Shares by Parent or the Offeror;

•	brokers and other advisors; and

•	the solvency of Parent, the Surviving Corporation and its subsidiaries.

Some of the representations and warranties in the Merger Agreement made by Amber Road are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse

Effect” means any change, individually or in the aggregate, that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition or results of operations of Amber Road and its subsidiaries, taken as a whole; provided, however, that no changes arising out of or resulting from any of the following shall, either alone or in combination, constitute or contribute to a Material Adverse Effect: (a) changes in the economy in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (b) changes that affect any of the industries in which Amber Road or any of its subsidiaries do business, (c) changes in financial, debt, capital, credit or securities markets generally in the United States or elsewhere in the world, including changes in interest rates, (d) changes in the stock price, or trading volume of the Shares or credit rating of Amber Road or any of its subsidiaries or any failure by Amber Road to meet published analyst estimates or expectations of Amber Road’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Amber Road to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the changes underlying any such change or failure described in clause (d) that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (e) changes or prospective changes in law, legislative or political conditions or policy or practices of any governmental body, (f) changes or prospective changes in GAAP or principles or interpretations thereof, (g) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or earthquakes, any weather-related or other force majeure events or other natural disasters or any national or international calamity or crisis, (h) the execution and delivery of the Merger Agreement, the public announcement or pendency of the Merger or the other Transactions, or the failure to take any action prohibited by Section 5.01(a) of the Merger Agreement; provided that Amber Road timely solicited the consent of Parent to such action in writing and Parent withheld such consent, in each case, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of Amber Road and its subsidiaries, (i) any action taken or requirements imposed by any governmental body in connection with the Merger or the other Transactions, or (j) the filing of (or any adverse determination in) any proceeding relating to the Merger Agreement, the Merger, or the other Transactions; provided further that the exceptions set forth in clauses (a)–(c) and (e)–(g) immediately above shall not apply to the extent that such change has a disproportionate impact on Amber Road and its subsidiaries, taken as a whole, compared to other similarly situated participants in the industry in which Amber Road and its subsidiaries operate, and provided further that with respect to references to “Material Adverse Effect” in the representations and warranties, the exception set forth in subclause (i) shall not apply.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

•	have been made only for purposes of the Merger Agreement;

•

with respect to Amber Road, have been qualified by information set forth in a confidential disclosure letter of Amber Road provided to Parent and the Offeror in connection with the execution of the Merger Agreement the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•

were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and are subject to other qualifications and limitations contained in the Merger Agreement, which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Material Adverse Effect” as described above.

Covenants

Conduct of Business. From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as (a) otherwise expressly contemplated by the Merger Agreement, (b) disclosed in the disclosure letter delivered by Amber Road to Parent and the Offeror, (c) required by applicable law, or (d) consented to in writing by Parent, (A) Amber Road shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve substantially intact its current business organizations and to preserve its relationships with significant customers and significant suppliers and (B) without limiting the foregoing, Amber Road shall not, and shall not permit any of its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

•

purchase, redeem or otherwise acquire any shares of its or any of its subsidiaries’ capital stock or other securities, or any rights, warrants or options to acquire any such shares or other securities, other than (A) the withholding of Shares to satisfy tax obligations or the exercise price with respect to awards granted pursuant to Amber Road’s incentive compensation plans, or (B) the acquisition by Amber Road of awards granted pursuant to such plans in connection with the forfeiture of such awards or rights in accordance with their terms;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•

issue, deliver, sell, pledge, dispose of, encumber or subject to any lien any shares of its capital stock, ownership interests, any other voting securities, or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) Shares issued upon the exercise of Company Stock Options, or (B) Shares issued upon the vesting or settlement of Company RSU Awards or Company PSU Awards, in each case, outstanding on the date of the Merger Agreement;

•

except as contemplated by the Merger Agreement or as required under any of Amber Road’s employee benefit plans, establish, adopt, terminate or materially amend any of Amber Road’s employee benefit plans or any agreement, plan, policy or arrangement that would constitute an employee benefit plan of Amber Road if it were in existence on the date of the Merger Agreement, or amend or waive any of its material rights under, or accelerate the vesting under, any provision of any of Amber Road’s employee benefit plans or grant any employee, individual independent contractor or director any increase in compensation, bonuses or other benefits (including equity compensation), except that Amber Road: (A) may amend any of its employee benefit plans to the extent required by applicable law, and (B) may make usual and customary annual or quarterly cash bonus payments in accordance with the terms and conditions of certain of its employee benefit plans;

•	enter into any collective bargaining agreement or other agreement with any labor organization or works council (except to the extent required by applicable law);

•

except as contemplated by the Merger Agreement, (A) enter into any change-in-control or similar agreement with any executive officer, employee, director or individual independent contractor, (B) enter into or amend any employment, severance or other agreement with any employee, executive officer, director or individual independent contractor, (C) without the consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), hire (1) any individual employed in the United States with an annual base salary in excess of $150,000, (2) any individual employed outside of the United States with an annual base salary in excess of $75,000 or (3) any other individual employee who is hired to fill a position that is on the date of the Merger Agreement, or becomes after the date of the Merger Agreement, vacant and which position is material to the business of Amber Road and its subsidiaries, taken as a whole, (D) terminate the employment or services (other than for cause) of any officer, employee, director or independent contractor or (E) forgive any loans to directors, officers or employees of Amber Road;

•	amend the certificate of incorporation or the bylaws or other organizational documents of Amber Road or any of its subsidiaries;

•	acquire any business, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise;

•

sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of any of its properties, rights or assets with a value in excess of $5 million in the aggregate, other than (A) sales, non-exclusive licenses or other dispositions of assets in the ordinary course of business consistent with past practice, (B) the granting of non-exclusive licenses in the ordinary course of business consistent with past practice, and (C) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties;

•

incur, redeem, defease, cancel, or, in any material respect, modify any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Amber Road or any of its subsidiaries, guarantee, assume or endorse or otherwise as an accommodation become responsible for any such indebtedness or any debt securities or other financial obligations of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than any incurrence, redemption, prepayment, defeasance, cancellation or modification of such indebtedness under Amber Road’s revolving credit facility in place as of the date of the Merger Agreement and provided that the aggregate amount incurred under such existing revolving credit facility does not exceed the balance on such existing revolving credit facility on March 31, 2019 by more than $3 million;

•

enter into, amend, renew, modify or terminate any material contract, unless in the ordinary course of business consistent with past practice (other than entering into, amending, renewing, modifying or terminating certain material contracts if entered into prior to the date of the Merger Agreement) and in a manner that would not adversely affect Amber Road or any of its subsidiaries in any material respect;

•

except as required by applicable law, (A) make any change to any accounting method, principle or practice or accounting period, (B) rescind or change any material tax election, (C) file an amended income or other material tax return, (D) enter into a closing agreement with any governmental body regarding any tax liability or assessment, (E) settle, compromise or consent to any tax claim or assessment or surrender a right to a tax refund or (F) waive or extend the statute of limitations (or file any extension request) with respect to any tax or tax return;

•

settle, release, waive or compromise any proceeding or other claim (or threatened proceeding or other claim), other than any settlement, release, waiver or compromise that results solely in monetary obligations involving only the payment of monies by Amber Road of not more than $1 million in the aggregate (net of insurance proceeds received);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

•	sell, assign, transfer, license, abandon, cancel or permit to lapse or enter the public domain any intellectual property, except in the ordinary course of business consistent with past practice;

•	incur or commit to incur any capital expenditures in excess of $250,000 in the aggregate;

•	enter into any agreement, arrangement, understanding or transaction with any affiliate that would be required to be disclosed pursuant to Item 404 of Regulation S-K;

•	adopt or implement any stockholders’ rights plan or similar arrangement applicable to the Transactions;

•

(A) accelerate the receipt of any collections or accounts receivable or cash contributions of any type or delay or postpone any accounts payable or other payables or expenses, in each case, other than in the ordinary course of business consistent with past practice, or (B) revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Stockholder Approval. If the Offer is consummated and as a result the Offeror directly or indirectly owns Shares that represent a majority of the Shares then outstanding, the Offeror will not seek the approval of Amber Road’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will be effected as soon as practicable after the consummation of the Offer, and in any event no later than the date of, and immediately following, the Offeror’s acceptance for payment of the Shares in the Offer (unless another date is agreed to in writing by Parent and Amber Road) without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Amber Road, in accordance with Section 251(h) of the DGCL.

No Solicitation or Negotiation. From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as otherwise permitted by the “Acquisition Proposals” section of the Merger Agreement, neither Amber Road nor any of its subsidiaries nor any of the directors and officers of Amber Road or any of its subsidiaries shall, and Amber Road shall use its reasonable best efforts to instruct and cause its and each of its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, (A) continue any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below) or (B) (1) solicit, initiate or facilitate or encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information or afford any person (other than Parent and its affiliates) access to the business, properties, assets, books, records, or to personnel of Amber Road or any of its subsidiaries, in connection with, or for the purpose of soliciting or encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (3) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or contract with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below)), (4) take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or Amber Road’s organizational and other governing documents, (5) modify, waive, amend or release any existing standstill or similar obligations owed by any person to Amber Road or any of its subsidiaries, or (6) resolve to do or agree to any of the foregoing. Notwithstanding anything to the contrary in the Merger Agreement, Amber Road may waive provisions of any existing standstill applicable to any person or group (or its Representatives) in response to an unsolicited proposal that did not result from a breach of the “No Solicitation or Negotiation” subsection of the Merger Agreement if the Amber Road Board determines in good faith after consultation with its outside counsel that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Amber Road Board to Amber Road’s stockholders under applicable law. Other than as specifically permitted by the “Information Exchange; Discussions or Negotiation” subsection of the Merger Agreement, Amber Road shall, and shall cause each of its subsidiaries and direct each of its and their respective Representatives to, immediately cease and terminate any existing solicitation, discussion or negotiation conducted prior to the date of the Merger Agreement by Amber Road, any of its subsidiaries or their respective Representatives with any person (other than Parent and its affiliates) with respect to any Acquisition Proposal, cease providing any further information with respect to Amber Road or its subsidiaries to any such person or its Representatives, terminate access for any such persons and their Representatives to any physical or electronic data room, and promptly, following the date of the Merger Agreement, Amber Road shall request that all non-public information previously provided by or on behalf of Amber Road or any of its subsidiaries to any such person be returned or destroyed in accordance with the applicable confidentiality agreement. In addition, Amber Road agreed that any breach of the “No Solicitation or Negotiation” subsection of the Merger Agreement by any of its Representatives (inclusive of actions taken under such provision that otherwise could not be taken by Amber Road) will be deemed to be a breach of the Merger Agreement by Amber Road.

Notwithstanding anything to the contrary contained in the “No Solicitation or Negotiation” subsection of the Merger Agreement, if, at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time, Amber Road or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any person or group of persons that has not resulted, directly or indirectly, from a breach of the “No Solicitation or Negotiation” subsection of the Merger Agreement, (i) Amber Road and its Representatives may contact such person or group of persons to clarify the terms and conditions thereof to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and (ii) if the Amber Road Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Amber Road and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Amber Road to the person or group of persons who has made such Acquisition Proposal (a copy of which shall be provided to Parent promptly (and in any event within twenty-four (24) hours)); provided that Amber Road shall, substantially concurrently therewith (and in any event within twenty-four (24) hours), provide to Parent any information concerning Amber Road that is provided to any person to the extent access to such information was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal. “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (x) contains provisions that are not less favorable to Amber Road or less restrictive to the applicable counterparty in the aggregate than those contained in the Non-Disclosure Agreement between E2open and Amber Road (other than the omission of any standstill provisions) and (y) does not prohibit Amber Road from providing any information to Parent in accordance with the “Notice” subsection of the Merger Agreement.

“Acquisition Proposal” means any proposal or offer from any person (other than Parent, the Offeror or their respective affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act) relating to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition or purchase of a business or assets equal to 20% or more of the aggregate fair market value of Amber Road’s assets or to which 20% or more of Amber Road’s net revenues, net income or earnings are attributable, (ii) issuance or acquisition of more than 20% of the outstanding equity securities of Amber Road, (iii) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding equity securities of Amber Road or (iv) merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving Amber Road or any of its subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal which is received by Amber Road after the date of the Merger Agreement that the Amber Road Board determines in good faith (after consultation with its outside legal and financial advisors), (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (ii) if consummated, would result in a transaction more favorable to Amber Road’s stockholders from a financial point of view than the Merger after taking into account any written and binding offer made by Parent pursuant to modify the terms of the Merger Agreement; provided, however, that for purposes of the references to an “Acquisition Proposal” in the definition of “Superior Proposal”, all references to “more than 20%” shall be deemed to be references to “a majority”.

From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Amber Road shall within twenty-four (24) hours notify Parent orally and in writing if any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal are received by Amber Road or any of its Representatives, and provide to Parent the identity of the person making any such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal, if any, and any amendments thereto. Amber Road shall keep Parent informed in all material respects on a timely basis of the status and details of any such Acquisition Proposal (and the status of discussions and negotiations with respect thereto, including by providing Parent with copies of any amendments and updates thereto and copies of any material written correspondence or other written materials exchanged in connection therewith, in each case, other than immaterial e-mail correspondence). Amber Road shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into for informational purposes only within twenty-four (24) hours of execution thereof.

Subject to the “Company Adverse Change Recommendation” subsection of the Merger Agreement, Amber Road hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer documents. From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, subject to the “Company Adverse Change Recommendation” subsection of the Merger Agreement, neither the Amber Road Board nor any committee thereof shall (i) withdraw, withhold or qualify (or modify in a manner adverse to Parent or the Offeror), or publicly propose to withdraw, withhold or qualify (or modify in a manner adverse to Parent or the Offeror), the Company Board Recommendation, (ii) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (iii) adopt, approve, recommend or allow Amber Road to enter into a letter of intent or contract for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or that obligates Amber Road to abandon, terminate or fail to consummate the Transactions, (iv) after receipt or public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within five (5) business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time), (v) following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to affirm the Company Board Recommendation and recommend that Amber Road’s stockholders reject such tender offer or exchange offer within five (5) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time) or (vi) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to Amber Road’s stockholders (any action described in clause (i) to (v) above being referred to as a “Company Adverse Change Recommendation”).

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the Offer Acceptance Time if Amber Road has received an Acquisition Proposal from any person that has not been withdrawn and, after consultation with its financial advisors and outside legal counsel, the Amber Road Board shall have determined that such Acquisition Proposal is a Superior Proposal, (x) the Amber Road Board may make a Company Adverse Change Recommendation, or (y) provided that Amber Road has complied in all material respects with the requirements of the “Acquisition Proposals” section of the Merger Agreement with respect to such Superior Proposal, Amber Road may terminate the Merger Agreement in accordance with its terms to enter into a Specified Agreement (as defined below) with respect to such Superior Proposal, in each case, if and only if: (A) the Amber Road Board determines in good faith, after consultation with Amber Road’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Amber Road Board to Amber Road’s stockholders under applicable law, (B) Amber Road shall have given Parent prior written notice of its intention to consider making a Company Adverse Change

Recommendation or terminating the Merger Agreement in accordance with its terms at least five (5) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination) and, if desired by Parent, during such three (3)-business day period shall have negotiated, and caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Proposal and (C) (1) Amber Road shall have provided to Parent information with respect to such Acquisition Proposal in accordance with the “Notice” subsection of the Merger Agreement, (2) Amber Road shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with financial advisors and outside legal counsel, the Amber Road Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement in accordance with its terms would reasonably be expected to be inconsistent with the fiduciary duties of the Amber Road Board to Amber Road’s stockholders under applicable law. Issuance of any “stop, look and listen” communication by or on behalf of Amber Road pursuant to Rule 14d-9(f) under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in the “Company Adverse Change Recommendation” subsection of the Merger Agreement. The provisions of the “Company Adverse Change Recommendation” subsection of the Merger Agreement shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days.

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the Offer Acceptance Time, other than in connection with a Superior Proposal (which shall be subject to the “Company Adverse Change Recommendation” subsection of the Merger Agreement), the Amber Road Board may make a Company Adverse Change Recommendation in response to an Intervening Event (as defined below) if: (x) the Amber Road Board determines in good faith, after consultation with Amber Road’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Amber Road Board to Amber Road’s stockholders under applicable law, (y) Amber Road shall have given Parent a Determination Notice at least three (3) business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such three (3)-business day period shall have negotiated, and caused its Representatives to negotiate, with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary and (z) (A) Amber Road shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (B) Amber Road shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with Amber Road’s outside legal counsel, the Amber Road Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Amber Road Board to Amber Road’s stockholders under applicable law. The “Company Adverse Change Recommendation” subsection of the Merger Agreement shall also apply to any material change to the facts and circumstances specified by Amber Road pursuant to clause (z)(A) above and require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days. “Intervening Event” means an event, occurrence, fact or change that materially affects the business, assets or operations of Amber Road (other than any event, occurrence, fact or change resulting from a material breach of the Merger Agreement by Amber Road) occurring or arising after the date of the Merger Agreement that was not known or the material consequences of which (based on facts known to the members of the Amber Road Board as of the date of the Merger Agreement) were not reasonably foreseeable to the Amber Road Board as of the date of the Merger Agreement, which event, occurrence, fact or change becomes known to the Amber Road Board prior to the Offer Acceptance Time, other than (a) changes in the Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (b) any Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof or (c) the fact that, in and of itself, Amber Road exceeds any internal or published projections, estimates or expectations of Amber Road’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

Nothing contained in the Merger Agreement shall prevent Amber Road or the Amber Road Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, or (ii) complying with any other disclosure obligations under U.S. federal or state law with regard to any Acquisition Proposal; provided, however, that, except as provided in the “Company Adverse Change Recommendation” subsection of the Merger Agreement, any such disclosure that relates to an Acquisition Proposal (other than any “stop, look and listen” communication pursuant to Rule 14d-9(f)) shall be deemed to be a Company Adverse Change Recommendation, unless the Amber Road Board publicly reaffirms the Company Board Recommendation with such disclosure; provided, further, that the foregoing shall not permit the Amber Road Board to make a Company Adverse Change Recommendation except as permitted by the “Company Adverse Change Recommendation” subsection of the Merger Agreement.

Indemnification and Insurance. Section 145 of the DGCL permits a Delaware corporation to include in its charter documents and in agreements between a corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by current law.

Amber Road’s amended and restated certificate of incorporation includes provisions that limit the liability of its directors for monetary damages for breach of their fiduciary duties as directors, except for liability that cannot be eliminated under the DGCL. Accordingly, Amber Road’s directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities: (a) for any breach of the director’s duty of loyalty to Amber Road or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

Amber Road’s amended and restated bylaws also provide that Amber Road will indemnify its directors and officers to the fullest extent permitted by the DGCL, provided that Amber Road may modify the extent of such indemnification by individual contracts with its directors and officers. Amber Road has entered into separate indemnification agreements with certain of its directors, officers and other employees that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees and to advance their expenses (actually and reasonably incurred) and amounts paid in settlement by the indemnitee with any indemnifiable claim. Additionally, an indemnitee may bring an action against Amber Road to recover any unpaid amounts stemming from a claim for indemnification.

The Merger Agreement provides that the Surviving Corporation and its subsidiaries shall honor and fulfill in all respects the obligations of Amber Road and its subsidiaries under any and all (a) indemnification agreements between Amber Road or any of its subsidiaries and any of their respective current or former directors and officers as of May12, 2019 and any person who becomes a director or officer of Amber Road or any of its subsidiaries prior to the Effective Time in accordance with the terms of the Merger Agreement (the “Indemnified Parties”) and (b) indemnification provisions in any certificate of incorporation or bylaws or comparable organizational document of Amber Road or any of its subsidiaries in effect on May 12, 2019. In addition, during the period commencing at the Effective Time and ending six years from and after the Effective Time, the Surviving Corporation and its subsidiaries shall cause the certificates of incorporation and bylaws of the Surviving

Corporation and its subsidiaries to contain provisions with respect to indemnification that are at least as favorable as the indemnification provisions contained in the certificates of incorporation and bylaws of Amber Road and its subsidiaries as of May 12, 2019, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Parties except as required by applicable law.

For six years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable law, each of the Indemnified Parties from and against any claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”) incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time relating to the Indemnified Parties’ service with, at the request of or for the benefit of Amber Road or any of its affiliates. From and after the Effective Time, Parent shall cause the Surviving Corporation to (a) advance expenses to any Indemnified Party claiming indemnification pursuant to Merger Agreement to the fullest extent permitted under applicable law; provided that any Indemnified Party repays such advances if it is ultimately determined by final adjudication that such Indemnified Party is not entitled to indemnification and (b) reasonably cooperate in the defense of any such matter.

From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for a period of at least six years following the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”) from an insurance carrier with the same or better credit rating as Amber Road’s current insurance carrier with benefits, levels of coverage and terms and conditions that are at least as favorable as Amber Road’s D&O Insurance existing immediately prior to the Effective Time with respect to matters existing or occurring at or prior to the Effective Time. However, in no event shall Parent or the Surviving Corporation be required to expend for each year of such D&O Insurance coverage an annual premium amount greater than 300% of the annual premiums paid by Amber Road for D&O Insurance in its last full fiscal year (such amount, the “Maximum Annual Premium”).

The Merger Agreement also provides that Amber Road may in its sole discretion obtain, prior to the Effective Time, a six-year pre-paid “tail” insurance coverage, at an aggregate cost no greater than the Maximum Annual Premium. If Amber Road has obtained such policy pursuant to the Merger Agreement, Parent will cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation, and Parent will have no further obligation to purchase or pay for insurance.

If the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of the Surviving Corporation assume and comply with all of the obligations regarding indemnification.

The indemnification provisions of the Merger Agreement are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The obligations of Parent and the Surviving Corporation will not be terminated or modified in any manner which could adversely affect any Indemnified Party without the consent of such Indemnified Party.

Efforts; Cooperation.

The Merger Agreement provides that, upon the other terms and subject to the conditions set forth in the Merger Agreement, Amber Road and Parent will cooperate with each other and use, and will cause their respective subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable under applicable laws to consummate the Offer and make effective the transactions contemplated by the Merger Agreement as soon as practicable. Such actions will include, but are not limited to preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental body in order to consummate the Offer and any of the other transactions contemplated by the Merger Agreement. To the extent not prohibited by applicable legal requirements and upon the terms and subject to the conditions set forth in the Merger Agreement, Amber Road and Parent agreed to cooperate with each other in connection with the foregoing, including (i) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any substantive communications from or with any governmental body with respect to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) substantive communication with any such governmental body, (iii) not participating, and not permitting any of its representatives to participate, in any meeting with any such governmental body unless it notifies the other in advance and, to the extent permitted by such governmental body, gives the other the opportunity to attend and participate in such meeting, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such governmental body with respect to the Merger Agreement and the Offer and the Merger, and (v) cooperating with the other to furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with the mutual cooperation described in this paragraph in preparing any necessary filings or submissions of information to any such governmental body. Amber Road and Parent may elect to make any such disclosures, rights to participate or provisions of information to the other party on a counsel-only basis to the extent required under applicable legal requirements or as appropriate to protect commercially sensitive information.

On the terms and subject to the conditions of the Merger Agreement, each of Amber Road and Parent has agreed to: (a) as promptly as practicable, but no later than ten (10) business days after the date of the Merger Agreement, prepare and file (i) required or necessary notification and report forms under the HSR Act and the rules and regulations promulgated thereunder with the applicable governmental body with jurisdiction over enforcement over the HSR Act, and (ii) notifications, filings, registrations and other materials required or necessary under the other applicable antitrust laws, and to respond as promptly as practicable to all requests or inquiries received from any governmental body with jurisdiction over enforcement over applicable antitrust laws for additional documentation or information; and (b) to promptly provide to each and every governmental body with jurisdiction over enforcement of any applicable antitrust laws all non-privileged information and documents that are either requested by any such governmental body or are necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement. Each of Parent and Amber Road filed such notification and report forms under the HSR Act on May 24, 2019. See Section 17—“Certain Legal Matters; Regulatory Approvals” under subsection “U.S. Antitrust Compliance.”

Further, on the terms and subject to the conditions in the Merger Agreement, Parent has agreed to take or cause to be taken (A) all actions necessary to avoid the entry of any permanent, preliminary or temporary injunction or other order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement, including (x) a willingness of Parent and its subsidiaries to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Amber Road or Parent or their respective subsidiaries (and to enter into agreements with, and submission to orders of, the relevant governmental body with jurisdiction over enforcement of any applicable antitrust laws giving effect thereto) and (y) the taking or committing to take any actions that after the Closing Date would limit Parent’s or Amber Road’s freedom of action with respect to, or their ability to retain, one or more of their or their subsidiaries’ businesses, product lines or assets, in each case, if such action would be necessary to avoid, prevent, eliminate or remove the actual (1) commencement of any proceeding in any forum or (2) issuance of any order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer or the Merger by any governmental body with jurisdiction over enforcement of any applicable antitrust laws, and (B) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Offer or the Merger in accordance with the terms of the Merger Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, all actions necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit the consummation of the transactions contemplated by the Merger Agreement as quickly as possible. In addition, Amber Road has agreed to not make any commitment to take or cause to be taken any action of the type contemplated under clause (A) above without the prior written consent of Parent.

Financing. The Financing (as defined below), or any alternative financing, is not a condition to the Merger. The Merger Agreement provides that (i) Parent shall use its commercially reasonable efforts to arrange the Debt Financing (as defined in Section 13—“Sources and Amount of Funds,” and together with the Equity Financing, the “Financing”) and obtain the financing contemplated thereby on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) set forth in the Debt Commitment Letter (as defined in Section 13—“Sources and Amount of Funds,” and together with the Equity Commitment Letters, the “Financing Letters”), including using commercially reasonable efforts to (a) maintain in effect the Debt Commitment Letter, (b) comply, in all material respects, with its obligations under the Debt Commitment Letter, (c) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter (or on terms that, taken as a whole, are not less favorable to Amber Road in any material respect than the terms and conditions (including “flex” provisions) in the Debt Commitment Letter), (d) satisfy all conditions to funding, that are in its control, in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, (e) consummate the Debt Financing on or prior to the Offer Acceptance Time and (f) enforce its rights pursuant to the Debt Commitment Letter, and (ii) each of Parent and the Offeror, shall use their reasonable best efforts to take (or cause to be taken) all actions and use reasonable best efforts to do (or cause to be done) all things necessary to obtain the Equity Financing on the Closing Date, to the extent required in order to fund the payments required to be made by Parent and the Offeror under the Merger Agreement, including by (a) maintaining in effect the Equity Commitment Letters, (b) complying, in all respects, with its obligations under the Equity Commitment Letters, (c) satisfying all conditions that are within their control in such Equity Commitment Letters (other than any closing conditions that are waived by the Equity Financing sources), (d) enforcing its rights under the Equity Commitment Letters and (e) consummating the Equity Financing on or prior to the Closing Date.

Parent and the Offeror will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions or other terms to the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in any manner that would reasonably be expected to materially delay, prevent or materially impede the consummation of the Transactions or materially delay or prevent the funding of the Debt Financing prior to the Offer Acceptance Time or (iii) adversely impact the ability of Parent, the Offeror or Amber Road, as applicable, to enforce its rights against the other parties to the Equity Commitment Letters or the definitive agreements with respect thereto. In addition to the foregoing, Parent shall not terminate the Debt Commitment Letter, except in connection with replacements of the Debt Commitment Letter with alternative financing commitments in accordance with the Merger Agreement.

Parent shall keep Amber Road reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing and provide Amber Road with copies of all executed definitive agreements related to the Financing. Parent and the Offeror shall promptly notify Amber Road (i) of any breach or default by any party to the Financing Letters or definitive agreements related to the Financing of which Parent becomes aware that could impact the funding or closing of the Financing, and (ii) of the receipt by Parent or the Offeror of any written notice or other written communication from any party to the Financing Letters or with respect to any breach, default, termination or repudiation by any party to a Financing Letter of the provisions of the Financing Letter that could impact the timing of the Closing. Parent shall provide any information reasonably requested by Amber Road relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable (but in any event within three (3) business days) after the date that Amber Road delivers a written request therefor to Parent.

In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) set forth in the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable to Amber Road than those set forth in the Debt Commitment Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternative Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternative Debt Financing (the “New Debt Commitment Letter”), which New Debt Commitment Letter(s) will replace the existing Debt Commitment Letter in whole or in part. Parent shall promptly provide Amber Road with a copy of any New Debt Commitment Letter (and a redacted fee letter in connection therewith (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided that such redacted terms do not relate to any terms that could adversely affect the conditionality of or the amount of Debt Financing to be funded)). In the event that any New Debt Commitment Letter is obtained, any reference in the Offer to (A) the “Financing Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letter to the extent then in effect, (B) the “Financing” or the “Debt Financing” will be deemed to mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing, and (C) the Debt Financing sources will be deemed to include the persons signatory to the New Debt Commitment Letter.

Prior to the Closing Date, Amber Road will use its commercially reasonable efforts, and will cause each of its subsidiaries to use its respective commercially reasonable efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Parent in connection with the Debt Financing, including: (i) participating (and causing Representatives, with appropriate seniority and expertise, of Amber Road, to participate) in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing; (ii) reasonably assisting Parent and the Debt Financing sources with the timely preparation of customary (1) rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (2) high-yield offering documents, prospectuses, memoranda and similar documents required in connection with the Debt Financing; and (3) forecasts of financial statements of Amber Road for one or more periods following the Closing Date; (iii) reasonably assisting Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Closing Date) any pledge and security documents, supplemental indentures, currency or interest-hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing sources (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Closing Date; (iv) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date, but effective only at or following the Closing Date; (v) furnishing Parent and the Debt Financing sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, at least five (5) business days prior to the Closing Date that are requested at least ten (10) business days prior to the Closing Date (or with respect to any Debt Financing source identified after the date that is ten (10) business days prior to the Closing

Date, at least three (3) business days prior to the Closing Date (without regard to when such documentation and information is requested)) and (vi) providing certain historical financial statements of Amber Road required by the Debt Commitment Letter. At least one (1) business day prior to the Closing Date, Amber Road shall provide Parent with customary payoff letters with respect to Amber Road’s indebtedness for borrowed money that (a) specify the payoff amount(s) and (b) provide for the termination of, the release of all obligations under, and the release of all liens and other security interests granted in connection with, such indebtedness automatically after receipt by the applicable agent of the payoff amount specified therein.

Upon request by Amber Road, Parent will promptly reimburse Amber Road and its subsidiaries for all reasonable out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by Amber Road or any of its subsidiaries in connection with providing the support and cooperation in connection with the Financing contemplated by the Merger Agreement. Parent will also indemnify and hold harmless Amber Road and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with providing the support and cooperation in connection with the Financing contemplated by the Merger Agreement and any information used in connection therewith, except to the extent any of the foregoing is solely the result of fraud or willful misconduct.

Pursuant to the Merger Agreement, neither the Debt Financing sources nor any of their respective former, current and future affiliates and their respective former, current and future equityholders, partners, members, affiliates, directors, officers, employees, representatives or agents and their respective successors and assigns, together with the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Debt Financing Source Parties”) will have any liability to Amber Road, its stockholders or any of their affiliates or their respective partners, members, directors, officers, employees, representatives or agents and their respective successors and assigns relating to or arising out of the Merger Agreement, any of the transactions contemplated by the Merger Agreement (including the Debt Financing) or the Debt Commitment Letter, whether at law or equity, in contract or in tort or otherwise. Pursuant to the Merger Agreement, neither Amber Road nor any of the foregoing related parties and their affiliates will have any rights or claims against any of the Debt Financing Source Parties under the Merger Agreement, any of the transactions contemplated by the Merger Agreement (including the Debt Financing) or the Debt Commitment Letter, whether at law or equity in contract or in tort or otherwise.

Stockholder Litigation. Amber Road has agreed to promptly advise Parent of any litigation commenced after the date of the Merger Agreement against Amber Road or any of its directors (in their capacities as directors) by any stockholder, on such stockholder’s own behalf or on behalf of Amber Road, that relates to the Merger Agreement or the transactions contemplated by the Merger Agreement, and to keep Parent reasonably informed regarding any such litigation. In addition, Amber Road has agreed to give Parent the opportunity to participate in the defense or settlement of any such litigation, and no settlement with respect to such litigation will be agreed to without Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).

Status. Amber Road and Parent have agreed, subject to any applicable law and as required by governmental authorities, to keep each other apprised of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or Amber Road (or any of its subsidiaries) from any third party and/or governmental body with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Amber Road, Parent and the Offeror to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Closing, unless waived (other than the first condition set forth below, which may not be waived) in writing by each of Amber Road, Parent and the Offeror:

•

no governmental body of competent jurisdiction shall have enacted, entered, promulgated or enforced any law, executive order, decree, writ, ruling, injunction, determination, judgment, decision or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger; and

•

the Minimum Condition shall have been satisfied and the Offeror (or Parent on the Offeror’s behalf) shall have irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Termination. The Merger Agreement may be terminated, and the Offer and the Transactions may be abandoned at any time prior to the Offer Acceptance Time as follows:

(a)	by mutual written consent of Parent and Amber Road signed by Parent, the Offeror and Amber Road;

(b)	by either Parent or Amber Road:

(i)

if the Offer Acceptance Time shall not have been consummated on or before the Termination Date; provided however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose failure to satisfy any agreements or covenants under the Merger Agreement has primarily caused or resulted in the failure of the Offer Acceptance Time to occur on or before the Termination Date;

(ii)

if the Offer (as it may be required to be extended pursuant to the Merger Agreement) expires or is terminated or withdrawn in accordance with its terms without the Minimum Condition having been satisfied and the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares thereunder (for avoidance of doubt, Parent shall not be entitled to terminate the Merger Agreement pursuant to this paragraph if Parent is obligated to extend the Offer pursuant to the Merger Agreement); provided, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party whose failure to satisfy any agreements or covenants under the Merger Agreement has primarily caused or resulted in the non-satisfaction of the Minimum Condition or the other Offer Conditions; or

(iii)

if any Order permanently restraining, enjoining or otherwise prohibiting the Offer or the consummation of the Merger as contemplated by the Merger Agreement shall have become final and non-appealable; provided, however, that termination of the Merger Agreement pursuant to this paragraph will not relieve a party of liability under the Merger Agreement if such party (or, in the case of Parent, the Offeror) has not complied in all material respects with its obligations under the “Filings; Other Actions; Notification” section of the Merger Agreement (including the obligation of Parent and the Offeror to take any and all steps set forth in such section).

(c)	By Amber Road:

(i)

if the Offeror shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within five (5) business days of the date on which the Offeror is required to commence the Offer pursuant to the Merger Agreement;

(ii)

at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal and enter into the Specified Agreement providing for the consummation of the transaction that the Amber Road Board shall have determined constitutes a Superior Proposal (a “Specified Agreement”), provided that (A) Amber Road has complied in all material respects with the requirements of the “Acquisition Proposals” section of the Merger Agreement with respect to such Superior Proposal, (B) concurrently with the termination of the Merger Agreement, Amber Road and the counterparty thereto enter into the Specified Agreement and (C) prior to or concurrently with the termination of the Merger Agreement, Amber Road pays the Termination Fee (as defined below) to Parent; or

(ii)

in the event (A) of a material breach of any covenant or agreement on the part of Parent or the Offeror set forth in the Merger Agreement that would reasonably be expected to result in a Parent Material Adverse Effect (as defined below) or (B) that any of the representations and warranties of Parent and the Offeror set forth in the Merger Agreement shall have been inaccurate in any material respect and such inaccuracy would reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or the Offeror or such inaccuracy in the representations and warranties of Parent or the Offeror are curable by Parent or the Offeror prior to the Termination Date and within twenty (20) calendar days, then Amber Road shall not be permitted to terminate the Merger Agreement pursuant to this paragraph until the earlier to occur of (1) the expiration of a twenty-five (25) calendar day period after delivery of written notice from Amber Road to Parent of such breach or inaccuracy, as applicable, or (2) Parent or the Offeror ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy; provided that Parent or the Offeror continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Amber Road may not terminate the Merger Agreement pursuant to this paragraph if (x) such breach or inaccuracy by Parent or the Offeror is cured within such twenty-five (25) calendar day period, or (y) Amber Road is then in material breach of its representations, warranties, covenants or agreements contained in the Merger Agreement). “Parent Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or the Offeror’s ability to consummate the Transactions on the terms set forth in the Merger Agreement.

(d)	By Parent:

(i)

at any time prior to the Offer Acceptance Time, if (A) the Amber Road Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed or the Amber Road Board shall have effected a Company Adverse Change Recommendation, (B) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Amber Road Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within five (5) business days of the commencement of such tender offer or exchange offer, or (C) the Amber Road Board fails to publicly reaffirm the Company Board Recommendation within five (5) business days after Parent so requests in writing; or

(ii)

in the event (A) of a material breach of any covenant or agreement on the part of Amber Road set forth in the Merger Agreement such that the Covenants Condition would not be satisfied as of the time of such breach or (B) that any representation or warranty of Amber Road set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, such that the Representations Condition would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that, notwithstanding the foregoing, in the event that such breach by Amber Road or such inaccuracies in the representations and warranties of Amber Road are curable by Amber Road through the exercise of commercially reasonable efforts prior to the Termination Date and within twenty (20) calendar days, then Parent shall not be permitted to terminate the Merger Agreement pursuant to this paragraph until the earlier to occur of (1) the expiration of a twenty-five (25) calendar day period after delivery of written notice from Parent to Amber Road of such breach or inaccuracy, as applicable, or (2) the ceasing by Amber Road to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Amber Road continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate the Merger Agreement pursuant to this paragraph if (x) such breach or inaccuracy by Amber Road is cured within such twenty-five (25) calendar day period, or (y) Parent is then in material breach of its representations, warranties, covenants or agreements contained in the Merger Agreement), except to the extent such material breach would not reasonably be likely to have a Parent Material Adverse Effect.

Effect of Termination. In the event of a valid and proper termination of the Merger Agreement in accordance with its terms, written notice thereof shall be given to the other party or parties, as the case may be, specifying the provision of the Merger Agreement pursuant to which such termination is made and the Merger Agreement shall forthwith be of no further force or effect and there shall be no liability or obligation on the part of any party (or of any of its Representatives or affiliates); provided, however, that (i) the second sentence of the “Termination of the Offer” section of the Merger Agreement, the final sentence of the “Stockholder Lists” section of the Merger Agreement, the “Confidentiality” subsection of the Merger Agreement, the “Effect of Termination and Abandonment” section of the Merger Agreement, the “Fees and Expenses; Termination Fees” section of the Merger Agreement and the “Miscellaneous” article of the Merger Agreement shall survive the termination of the Merger Agreement and shall remain in full force and effect, (ii) the Non-Disclosure Agreement between E2open and Amber Road shall survive the termination of the Merger Agreement and shall remain in full force and effect in accordance with its terms and (iii) no such termination shall relieve any party of any liability for damages (which the parties acknowledge and agree may not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions) to any other party resulting from any willful breach by such party prior to such termination, and the aggrieved party will be entitled to all rights and remedies available at law or in equity. The parties acknowledge and agree that nothing in the “Effect of Termination and Abandonment” section of the Merger Agreement shall be deemed to affect their right to specific performance under the Merger Agreement. “Willful breach” means a material breach that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach of the Merger Agreement. For the avoidance of doubt, the failure of a party to consummate the Merger when required pursuant to the Merger Agreement shall be a willful breach of the Merger Agreement.

Fees and Expenses. Except as set forth in the “Fees and Expenses; Termination Fees” section of the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated. Parent shall bear and timely pay all filing fees associated with the HSR Act. In the event that the Merger Agreement is terminated by Parent pursuant to clause (d)(ii) described under “Termination” above (other than a circumstance when a Termination Fee (as defined below) is paid), then Amber Road shall pay to Parent all of the reasonable and documented Expenses (as defined below) of Parent and the Offeror up to, but not exceeding, $3,000,000 in the aggregate. “Expenses” means all out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors and investment bankers to a party to the Merger Agreement and its affiliates), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, the filing of any required notices under applicable antitrust laws or other regulations and all other matters related to the Transactions.

Termination Fee. Amber Road shall pay Parent a termination fee of $14.9 million (the “Termination Fee”) in the event that the Merger Agreement is terminated:

(a)

by Parent pursuant to clause (d)(i) or (d)(ii) described under “Termination” above, in connection with or subsequent to a material breach of the “No Solicitation or Negotiation” subsection of the Merger Agreement by Amber Road or any Representative acting at the direction or on behalf of Amber Road;

(b)	by Amber Road pursuant to clause (c)(ii) described under “Termination” above; or

(c)

by either Parent or Amber Road pursuant to clause (b)(i) described under “Termination” above or by Parent pursuant to clause (d)(ii) described under “Termination” above, so long as (A) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed which has not been publicly and unconditionally withdrawn prior to such termination and (B) within twelve (12) months after the date of termination, (x) Amber Road shall have entered into a contract with respect to such Acquisition Proposal and such Acquisition Proposal is subsequently consummated or (y) such Acquisition Proposal is consummated; provided, however, that for purposes of this paragraph, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Any Termination Fee required to be paid to Parent pursuant to clause (a) under “Termination Fee” above, less any Expenses paid by Amber Road, shall be paid to Parent by wire transfer of same-day funds within two

(2) business days after the date of termination of the Merger Agreement. Any fee under clause (b) under “Termination Fee” above shall be paid to Parent by wire transfer of same-day funds concurrently with the termination. Any fee due under clause (c) under “Termination Fee” above shall be paid to Parent by wire transfer of same-day funds concurrently with the consummation of the applicable Acquisition Proposal.

In the event that Parent receives payment of the Termination Fee, except with respect to any act of fraud or actions for breach of the Non-Disclosure Agreement between E2open and Amber Road, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, the Offeror, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, the Offeror, any of their respective affiliates or any other person shall be entitled to bring or maintain any proceeding against Amber Road or any of its affiliates arising out of the Merger Agreement, any of the Transactions or any matters forming the basis for such termination. Without the foregoing agreement, neither Amber Road nor Parent would have entered into the Merger Agreement, and if Amber Road fails to timely pay any amount due pursuant to the “Fees and Expenses; Termination Fees” section of the Merger Agreement and, in order to obtain such payment, Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in such section, Amber Road shall pay Parent its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law. Amber Road shall not be required to pay the Termination Fee on more than one occasion.

Amendment. Prior to the Offer Acceptance Time, the Merger Agreement may be amended with the approval of the respective boards of directors (or equivalent body) of the parties thereto at any time. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. However, certain provisions of the Merger Agreement may not be amended, modified, supplemented or terminated in any manner adverse to the financing sources identified in the Debt Commitment Letters in any material respect without the prior written consent of such financing sources.

Waiver. The Merger Agreement provides that, at any time prior to the Effective Time, Amber Road, on the one hand, and Parent and the Offeror, on the other hand, may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant hereto, and (c) subject to applicable law, waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Condition may only be waived by the Offeror with the prior written consent of Amber Road. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

Governing Law. The Merger Agreement is governed by Delaware law. Pursuant to the Merger Agreement, Parent and Amber Road (on behalf of itself and its affiliates and related parties) each agreed (a) that any legal proceeding against any Debt Financing sources arising out of or relating to the Merger Agreement or the transactions contemplated thereby (including the Debt Financing), including any dispute related to the Debt Commitment Letter or the performance thereof, will be subject to the exclusive jurisdiction of New York courts and governed by and construed in accordance with New York law, (b) not to bring any such legal proceeding in any other court, (c) to waive any and all right to trial by jury in any such legal proceeding, and (d) that the Debt Financing sources are express third-party beneficiaries of these provisions of the Merger Agreement.

Specific Performance. Under the Merger Agreement, the parties are entitled, in addition to any other remedy to which they may be entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without posting a bond or undertaking. However, the parties agreed that Amber Road will be entitled to seek specific performance to compel the Equity Financing to be funded solely to the extent that (a) all Offer Conditions have been satisfied or, to the extent permitted by applicable law, waived by Parent and (b) Amber Road has irrevocably confirmed that the closing will occur immediately after the Equity Financing is funded.

The Guarantee. Pursuant to the Merger Agreement, E2open guaranteed the timely and full performance and discharge by Parent and the Offeror of, and the compliance by Parent and the Offeror with, all of their respective obligations under the Merger Agreement (the “Guaranty”). The Guaranty is a continuing guarantee which will remain in force until all of the Parent’s and the Offeror’s obligations under the Merger Agreement have been fulfilled, and E2open’s obligations as a guarantor are absolute, irrevocable and unconditional.

The Non-Disclosure Agreement. Amber Road and E2open entered into a nondisclosure and standstill agreement dated as of April 24, 2019 (the “Non-Disclosure Agreement”). As a condition to being furnished Evaluation Material (as defined in the Non-Disclosure Agreement), each of E2open and Amber Road agreed that such Evaluation Material will be kept confidential by it and its representatives and will be used solely for the purpose of evaluating a possible transaction between E2open and Amber Road. The Non-Disclosure Agreement contained standstill provisions and prohibited E2open, for a period of 15 months from the date of the Non-Disclosure Agreement, from (i) effecting, seeking, offering or proposing (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other person or entity to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of securities of Amber Road or its subsidiaries or other strategic transactions involving Amber Road, its subsidiaries, or their respective securities (including solicitation of proxies), (ii) forming, joining or participating in a “group” (as defined in the Exchange Act) with respect to securities of Amber Road, (iii) making any public announcement, or submitting an unsolicited proposal for or offer of (with or without condition) any extraordinary transaction regarding Amber Road’s securities or a material portion of its assets, (iv) acting alone or in concert to seek to control or influence the management or policies of Amber Road or the Amber Road Board, or making any public direction nomination or stockholder proposal with respect to Amber Road, (v) making in any way participating in, directly or indirectly, any solicitation of proxies to vote in favor of the election of any candidate for election to the Amber Road Board nominated by any person other than Amber Road, (vi) taking any action intended to force Amber Road to make a public announcement regarding any such matters, or (vii) entering into any discussions or arrangements with any third party (other than E2open’s representatives) with respect to any of the foregoing matters, in each case, without the prior consent of Amber Road. The Non-Disclosure Agreement will expire on April 25, 2021, provided that the standstill provisions described above terminated upon Parent, the Offeror and Amber Road entering into the Merger Agreement.

The Exclusivity Agreements. Amber Road and E2open entered into an exclusivity letter agreement, dated May 7, 2019 (the “Exclusivity Agreement”), pursuant to which Amber Road agreed not to, between May 7, 2019 and 11:59 p.m. Eastern time on May 12, 2019 (a) solicit, initiate, encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, continue or facilitate any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (c) provide any non-public information with respect to Amber Road or its business to any person for the purpose of soliciting, initiating, encouraging or facilitating the making of an Acquisition Proposal, other than (i) E2open, Insight and their respective representatives and (ii) customers, suppliers and partners in the ordinary course of business consistent with past practice or (d) enter into any Acquisition Proposal (or agreement with respect to the foregoing). For purposes of the Exclusivity Agreement, “Acquisition Proposal” is defined as any proposal or offer from any person (other than E2open, Insight or any of their respective affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act) relating to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition or purchase of a business or assets equal to 20% or more of the aggregate fair market value of Amber Road’s assets or to which 20% or more of Amber Road’s net revenues, net income or earnings are attributable, (ii) issuance or acquisition of more than 20% of the outstanding equity securities of Amber Road, (iii) any recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding equity securities of Amber Road or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving Amber Road or any subsidiary of Amber Road.

The foregoing summary and description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exclusivity Agreement, which is filed as Exhibit (d)(4) to the Schedule TO and which are incorporated herein by reference.

The Support Agreement. On May 12, 2019, concurrently with the execution of the Merger Agreement, the following six stockholders of Amber Road (including all five members of the Amber Road Board) entered into tender and support agreements (the “Support Agreements”) with Parent and the Offeror: Altai, James Preuninger (Chief Executive Officer and a director of Amber Road), Rudy Howard (a director of Amber Road), Pamela Craven (a director of Amber Road), Barry Williams (a director of Amber Road), and Ralph Faison (a director of Amber Road) (collectively, the “Supporting Stockholders”). Pursuant to the Support Agreements, each Supporting Stockholder agreed, among other things, to tender and not withdraw all Shares held by such Supporting Stockholder into the Offer (collectively 6,069,207 Shares (including Shares that may be issuable pursuant to stock options, restricted stock and performance stock units)). In addition, at any meeting of the stockholders of Amber Road, however called, with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval proposed to be taken by written consent of the stockholders of Amber Road with respect to any of the following, each Supporting Stockholder agreed (1) to appear at such meeting (in person or by proxy) or otherwise cause the Shares to be counted as present for purposes of calculating a quorum and (2) to vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Supporting Stockholder will be entitled to vote, in each case to the fullest extent that such Supporting Stockholder’s Shares are entitled to vote: (a) in favor of (i) the adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement (if applicable) and (ii) any proposal to adjourn or postpone the meeting of the stockholders of Amber Road to a later date if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby (if applicable), (b) against (i) any action, proposal, or agreement that would (or would reasonably be expected to) prevent, impede, interfere with, delay postpone or adversely affect the Merger Agreement or the transactions contemplated by the Merger Agreement, in each case in any material respect, (ii) any change (or in the case of Altai, any material change) in the present capitalization of Amber Road or any amendment of the certificate of incorporation of Amber Road or (iii) any acquisition proposal concerning Amber Road, and (c) in favor of any other matter expressly contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the stockholders of Amber Road.

Under the terms of the Support Agreements, each Supporting Stockholder other than Altai also granted a proxy appointing Parent as such Supporting Stockholder’s attorney in fact and proxy to vote, express consent or dissent, or otherwise utilize the voting power of such Supporting Stockholder’s Shares as set forth above.

Under the terms of the Support Agreement, each Supporting Stockholder (i) waived and agreed not to exercise any appraisal rights (including pursuant to Section 262 of the DGCL) in respect of such Supporting Stockholder’s Shares or right to dissent from the Merger that may arise with respect to the Merger, and (ii) agreed not to commence or (other than Altai) participate in, and agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Offeror, Amber Road or any of their respective successors relating to the negotiation, execution or delivery of such Supporting Stockholder’s Support Agreement or the Merger Agreement or the making or consummation of the Offer or the consummation of the Merger, including (x) challenging the validity of, or seeking to enjoin the operation of, any provision of such Supporting Stockholder’s Support Agreement or (y) alleging breach of any fiduciary duty in connection with the negotiation and entry into the Merger Agreement. In addition, the

Supporting Stockholders agreed to comply with certain restrictions on the disposition of such Shares, in each case subject to the terms and conditions contained in the Support Agreements and (other than Altai) to not solicit or initiate discussions with third parties relating to other acquisition proposals regarding Amber Road.

Each of the Support Agreements will terminate automatically as of the earliest to occur of (a) the Effective Time; (b) the valid termination of the Merger Agreement; (c) the date of any modification, waiver or amendment to the Merger Agreement or Offer effected without the applicable Supporting Stockholder’s consent that (i) decreases the amount of the offered per Share price from $13.05 or changes the form of consideration payable to all of the stockholders of Amber Road pursuant to the terms of the Merger Agreement as in effect on the date of Support Agreements or (ii) otherwise materially adversely affects the interests of the stockholders of Amber Road; and (d) the mutual written consent of the applicable Supporting Stockholder and Parent.

The foregoing summary description of the Support Agreements are qualified in their entirety by reference to the Support Agreements themselves, which have been filed as Exhibits (d)(7), (d)(8), (d)(9), (d)(10), (d)(11) and (d)(12) to the Schedule TO, which you may examine and copy as set forth in Section 9—“Certain Information Concerning the Offeror, Parent and Insight” above.

13.	Sources and Amount of Funds

The Offeror estimates that it will need approximately $415 million to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger and to pay certain fees and expenses related to the Transactions. Parent, through its indirect wholly owned subsidiary E2open (the “Borrower”), has received commitments from certain lenders to provide the Borrower with senior secured credit facilities in an aggregate principal amount of $950 million in connection with the Transactions (the “Debt Financing”), comprised of the Credit Facilities (as defined below). Subject to certain conditions, the Credit Facilities will be made available to the Borrower to finance the Offer and the Merger and related transactions, refinance certain of Amber Road’s and the Borrower’s existing indebtedness, pay related fees and expenses (including any original issue discounts or up-front fees) and to provide for funding of the Surviving Corporation. In addition, Parent has obtained equity commitments of up to $415 million in the aggregate from (i) the Insight Funds and (ii) the Elliott Funds. The Offeror anticipates that the proceeds of the Credit Facilities, together with any amounts funded by the Insight Funds and the Elliott Funds, will be sufficient to pay the Offer Price for all Shares tendered in the Offer, the Merger Consideration and all related fees and expenses. The debt and equity financing commitments are subject to certain conditions specified below.

The Offeror does not believe its financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (i) the Offeror was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the consideration offered in the Offer consists solely of cash; (iii) the Offer is being made for all Shares; (iv) the Offeror has received debt financing and equity financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; (v) there is no financing condition to the completion of the Offer; and (vi) if the Offeror consummates the Offer, it will acquire all remaining Shares in the Merger for cash at the same price per Share as the Offer Price, without interest and less any applicable tax withholding.

Debt Financing. The Borrower has received the commitment letter, dated May 12, 2019 (the “Debt Commitment Letter”), from prospective arrangers and lenders (the “Lender Parties”) to provide, subject to the satisfaction (or waiver by the Lender Parties) of the conditions set forth therein, to Borrower a senior secured term loan facility in an aggregate principal amount of $920 million (the “Term Facility”) (the proceeds of which shall be used to finance the Offer and the Merger and related transactions, refinance certain of Amber Road’s and the Borrower’s existing indebtedness, pay related fees and expenses (including any original issue discounts or up-front fees) and to provide for funding of the Surviving Corporation) and a senior secured revolving credit facility with an aggregate commitment of $30 million (the “Revolving Facility” and, together with the Term

Facility, the “Credit Facilities”) (the proceeds of which may be used by the Borrower for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments and dividends).

The Lender Parties have agreed to hold their commitments to provide the Credit Facilities and their other undertakings in connection therewith available for the Borrower until the earliest to occur of (a) prior to the consummation of the Transactions, the termination of the Merger Agreement by the Offeror or with the Offeror’s written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (b) the consummation of the Merger without the funding of the Credit Facilities or (c) 11:59 p.m., New York City time, on September 14, 2019. Upon the occurrence of any of the events referred to in the preceding sentence, the Debt Commitment Letter and the commitments to provide the Credit Facilities and the Lender Parties’ other undertakings in connection therewith shall automatically terminate unless the applicable Lender Parties shall, in their discretion, agree to an extension in writing. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Parent has agreed to use its commercially reasonable efforts to consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter. In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) set forth in the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to, as promptly as practicable following the occurrence of such event, (i) obtain Alternative Debt Financing, and (ii) obtain one or more New Debt Commitment Letters with respect to such Alternative Debt Financing, which New Debt Commitment Letter(s) will replace the existing Debt Commitment Letter in whole or in part.

Although the Debt Financing described in this document is not subject to a due diligence or “market out” condition, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available. There is no financing condition to the Offer.

Conditions Precedent to the Debt Commitments. The availability of the Debt Financing is subject to, among other things:

•	consummation of the Merger in all material respects in accordance with the Merger Agreement;

•

all existing third-party indebtedness for borrowed money of (i) Amber Road under the Credit Agreement, dated as of March 4, 2015, by and between Amber Road, as the borrower, and KeyBank National Association, as the lender (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of November 5, 2015; that certain Amendment No. 2 to Credit Agreement, dated as of February 15, 2017; that certain Amendment No. 3. to Credit Agreement, dated as of March 6, 2018; that certain Amendment No. 4. to Credit Agreement, dated as of December 26, 2018; and as may be further amended, supplemented, amended and restated or otherwise modified from time to time) and (ii) unless the Term Facility is documented as an incremental increase to the term loan under the Existing Credit Agreement (as defined below), the Borrower under that certain Credit Agreement, originally dated as of November 26, 2018, by and among the Borrower, the other parties party thereto and Golub Capital Markets LLC (“Golub”), as administrative agent and collateral agent (the “Existing Credit Agreement”), shall, in each case, be repaid in full and in each case all related liens granted by and guarantees or borrower obligations thereof by Parent, the Borrower and its subsidiaries and Amber Road and its subsidiaries shall be released and terminated;

•

a certain equity contribution contemplated by the Debt Commitment Letter shall have been consummated or, substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated;

•	since the date of the Merger Agreement, the absence of a Material Adverse Effect;

•	delivery of certain historical financial information about Amber Road and its subsidiaries and the Borrower and its subsidiaries;

•	delivery of certain pro forma financial information about the Borrower and its subsidiaries (including Amber Road);

•

delivery at least three (3) business days before the Closing Date of (i) all documentation and other information the Lender Parties reasonably determine is required under applicable “know your customer” and anti-money-laundering rules and regulations and (ii) a Beneficial Ownership Certification with respect to the Borrower (if the Borrower qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230), in each case, to the extent reasonably requested in writing by the applicable Lender Parties at least ten (10) business days prior to the Closing Date;

•	the Closing Date shall be a date that is on or after the forty-fifth (45th) day after May 12, 2019;

•	payment of fees and expenses required by the Debt Commitment Letter and any other documents executed in connection with the Credit Facilities; and

•	execution and delivery of definitive documentation.

Credit Facilities. The Credit Facilities are expected to comprise (a) the Term Facility and (b) the Revolving Facility, in each case, maturing on November 26, 2024. Golub will act as bookrunner and lead arranger for the Credit Facilities.

Interest Rate. Loans under the Credit Facilities are expected to bear interest, at the Borrower’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case, plus a spread.

Guarantors. All obligations of the Borrower under the Credit Facilities and, at the option of the Borrower, under hedging agreements and cash management arrangements will be guaranteed by E2open Intermediate, LLC (“Holdings”), the Borrower (other than with respect to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly owned U.S. organized restricted subsidiary of the Borrower (subject to customary exceptions).

Security. The obligations of the Borrower and the guarantors under the Credit Facilities and under any hedging agreements and cash management arrangements entered into with a Lender Party or any of its affiliates will be secured, subject to permitted liens and other agreed upon exceptions, by a perfected senior security interest in (a) subject to customary exceptions, substantially all of the assets of Holdings, the Borrower and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired and (b) subject to certain exceptions, all of the equity interests of the Borrower and each direct, wholly owned restricted subsidiary of the Borrower and of each guarantor.

Other Terms. The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Credit Facilities will also include customary events of defaults, including a change of control to be defined.

This summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letter, a copy of which has been filed as Exhibit (b)(1) to the Schedule TO and which is incorporated herein by reference.

Equity Financing. Parent has received an Equity Commitment Letter from each of (i) the Insight Funds and (ii) the Elliott Funds, pursuant to which the Insight Funds and the Elliott Funds (collectively, the “Sponsors”), severally and not jointly, on the terms and subject to the conditions set forth in their respective Equity Commitment Letters, have provided equity commitments (the “Equity Financing”) of up to $415 million in the aggregate, for the purpose of enabling, among other things, (a) Parent to cause the Offeror to accept for payment, and pay for, any Shares tendered pursuant to the Offer (net to the seller in cash, without interest and less any applicable tax withholding) and (b) Parent to make the payments due under the Merger Agreement to Amber

Road stockholders and holders of Amber Road options, restricted stock units and performance stock units (net to the seller in cash, without interest and less any applicable tax withholding), on the terms and subject to the conditions set forth in the Merger Agreement. The conditions to the Sponsors’ funding obligations under the Equity Commitment Letters include: (1) the execution and delivery of the Merger Agreement, (2) the satisfaction or waiver by Parent of the Offer Conditions, (3) the satisfaction or waiver by Parent at the closing of the Merger of all conditions precedent to the obligations of Parent to consummate the Transactions set forth in the Merger Agreement, (4) the equity commitments of the other Sponsors under the other Equity Commitment Letter having been funded (or being funded substantially contemporaneously), and (5) the substantially contemporaneous consummation of the Offer and the contemporaneous consummation of the Merger. Amber Road is a third-party beneficiary of the Equity Commitment Letters solely to cause the equity commitments thereunder to be funded in accordance with, and subject to, the Merger Agreement, and Amber Road shall be entitled to enforce the Sponsors’ obligations under their respective Equity Commitment Letters by obtaining an injunction or an order of specific performance pursuant to the Merger Agreement to cause such equity commitments to be funded. All obligations under each Equity Commitment Letter will terminate automatically upon the earliest to occur of (a) a valid termination of the Merger Agreement in accordance with its terms (provided that any purported termination of the Merger Agreement that is not a valid termination will not give rise to a termination of such Equity Commitment Letter), (b) the equity commitments thereunder having been funded, (c) the closing of the Merger, or (d) Amber Road’s asserting certain claims in connection with the Merger Agreement or the Transactions against the applicable Sponsors or certain related persons.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letters, copies of which have been filed as Exhibit (d)(5) and Exhibit (d)(6) to the Schedule TO and which are incorporated herein by reference.

14.	Conditions of the Offer

Capitalized terms used in this Section 14—“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Notwithstanding any other provision of the Offer, the Offeror will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer and not accept for payment any tendered Shares if, at any scheduled Expiration Date, any of the following conditions have not been satisfied or waived:

•

the number of Shares validly tendered and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) together with any Shares beneficially owned by Parent or any wholly owned subsidiary of Parent, being equal to at least a majority of the fully diluted Shares then outstanding (the “Minimum Condition”);

•

the approval or waiting period applicable to the consummation of the Offer or the Merger under the under the HSR Act (or any extension thereof), having expired or early termination thereof having been granted;

•

no governmental body of competent jurisdiction having enacted, entered, promulgated or enforced any law or issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Offer or the consummation of the Merger;

•	there not having occurred a Material Adverse Effect since the date of the Merger Agreement;

•	the accuracy of Amber Road’s representations and warranties contained in the Merger Agreement (the “Representations Condition”);

•

Amber Road’s compliance with, or performance of, in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the applicable date (the “Covenants Condition”);

•	Parent’s receipt of a certificate signed on behalf of Amber Road by a senior executive officer of Amber Road certifying that the Representations Condition and Covenants Condition have been met; and

•	the Merger Agreement not having been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and the Offeror and, except for the Minimum Condition, may be waived by Parent and the Offeror, in whole or in part at any time and from time to time, in the sole discretion of Parent and the Offeror to the extent permitted by applicable law. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

15.	Adjustments to Prevent Dilution

In the event that, notwithstanding Amber Road’s covenant to the contrary (See Section 12—“Transaction Documents —The Merger Agreement—Covenants—Conduct of Business”), between the date of the Merger Agreement and the Acceptance Time, the number of Shares is changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of Shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date during such period, the Offer Price and the consideration payable in the Merger will be appropriately adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

16.	Dividends and Distributions

Amber Road has never declared or paid cash dividends on its Common Stock since its initial public offering in 2014.

The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Amber Road will not, and will not permit any of its subsidiaries to, without the prior consent of Parent, declare, set aside or pay dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock. See Section 12—“Transaction Documents—The Merger Agreement—Covenants.”

17.	Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by Amber Road with the SEC and other information regarding Amber Road, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Amber Road and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 12—“Transaction Documents—The Merger Agreement—Termination,” Section 12—“Transaction Documents—The Merger Agreement—Efforts; Cooperation” and Section 14—“Conditions of the Offer.”

Legal Proceedings. Lawsuits arising out of or relating to the Offer, the Merger or other associated transactions may be filed in the future, but there are currently no such lawsuits.

U.S. Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (“FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated.

It is a condition to the Offeror’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period following the filing by Parent of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC. If within the fifteen (15) calendar day waiting period either the FTC or the DOJ were to issue a request for additional documentary material or information (a “Second Request”), the waiting period with respect to the Transactions would be extended until ten calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the DOJ terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Parent. If either the fifteen (15) day or ten (10) day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with consent of Parent. The FTC or the Antitrust Division may terminate the additional ten (10) day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns more than 50% of the Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror’s proposed acquisition of Amber Road. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the DOJ or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the DOJ have the authority to challenge the transactions contemplated by the Merger Agreement by seeking a federal court order enjoining such transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, Amber Road, or any of their respective subsidiaries or affiliates, or seek other conduct relief. At any time before or after consummation of the Offer and the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the DOJ or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 14—“Conditions of the Offer.”

Parent filed a Premerger Notification and Report Form on May 24, 2019. Amber Road filed a Premerger Notification and Report Form on May 24, 2019.

State Takeover Laws. Amber Road is incorporated under the laws of Delaware and, accordingly, is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things, the “business combination” or the transaction pursuant to which such person becomes an “interested stockholder” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Amber Road has represented to us in the Merger Agreement that, assuming the accuracy of certain representations and warranties made by the Offeror, the Amber Road Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

A number of states have adopted laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult.

However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated and has a substantial number of stockholders in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma Control Shares Act was unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Amber Road, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 14—“Conditions of the Offer.”

18.	Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who property demand appraisal of their Shares pursuant to, and comply with the applicable legal requirements of, Section 262 of the DGCL will have appraisal rights under Section 262 of the DGCL. If you choose not to accept the consideration payable for your Shares pursuant to the Merger, and instead to exercise your appraisal rights in connection with the Merger, and you comply with the applicable legal requirements under the DGCL and do not properly withdraw your appraisal demand or otherwise lose your rights to appraisal under Section 262 of the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest, as determined by the Delaware Court of Chancery. This value may be the same, more or less than the price that the Offeror is offering to pay you in the

Offer and the Merger. Moreover, Amber Road may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should carefully review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex C to the Schedule 14D-9, because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL may result in the loss of appraisal rights under the DGCL.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenter’s exclusive remedy.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights. No explicit provisions have been made by the Offeror or Parent to grant unaffiliated security holders access to corporate files or to obtain counsel or appraisal services at the expense of Parent or the Offeror.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•

within the later of the consummation of the Offer, which shall occur on the date on which irrevocable acceptance for payment of Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is June 3, 2019), deliver to Amber Road at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform Amber Road of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of Amber Road’s stockholders to seek appraisal under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to timely, fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

19.	Fees and Expenses

Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Lazard Frères & Co. LLC (“Lazard”) are acting as financial advisors to Parent in connection with the acquisition, for which services each will receive customary compensation. Credit Suisse and Lazard also will be reimbursed for reasonable out-of-pocket expenses incurred by them, including reasonable fees and expenses of outside legal counsel, and Credit Suisse, Lazard and their respective related persons will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Credit Suisse, Lazard and their respective affiliates may actively trade or hold the securities of Amber Road for their own account or for the account of their customers and accordingly, may at any time hold a long or short position in those securities.

The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

20.	Miscellaneous

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning Amber Road—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Amber Road or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Chicago Merger Sub, Inc.

June 3, 2019

Schedule A

Directors and Executive Officers of

The Offeror, Parent, Insight and Controlling Entities

The Offeror

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below.

Name and Position	Business Address and Citizenship	Present Occupation or Employment and Five-Year Employment History
Jarett Janik President, Treasurer and Director	c/o E2open, LLC 9600 Great Hills Trail, Suite 300E Austin, Texas 78759 United States citizen	Mr. Janik has served as Chief Financial Officer of E2open, LLC since 2018. Prior to joining E2open, Mr. Janik served as Chief Financial Officer of Forterro from 2014 to 2018.

Laura Fese Vice President, Secretary and Director	c/o E2open, LLC 9600 Great Hills Trail, Suite 300E Austin, Texas 78759 United States citizen	Ms. Fese has served as Executive Vice President and General Counsel of E2open since 2017. Prior to joining E2open, Ms. Fese served as General Counsel of Iptor Supply Chain Systems from 2013 to 2017.

Parent

Directors and Executive Officers of Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below.

Name and Position	Business Address and Citizenship	Present Occupation or Employment and Employment History
Michael Farlekas Chief Executive Officer and Director	c/o E2open, LLC 9600 Great Hills Trail, Suite 300E Austin, Texas 78759 United States citizen	Mr. Farlekas has served as Chief Executive Officer of E2open since 2015. Prior to joining E2open, Mr. Farlekas served as the Vice President and General Manager at Roadnet Technologies (now Omnitracs) from 2012 to 2014.

Name and Position	Business Address and Citizenship	Present Occupation or Employment and Employment History
Adam Berger, Chairman of the Board and Director	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Berger has served as a Managing Director of Insight Partners since 2018. Prior to joining Insight Partners, Mr. Berger served as Chief Executive Officer of Digital Room, Inc. from 2011 to 2017.

Mark Lessing, President	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Lessing has served as a Managing Director and Chief Financial Officer of Insight Partners since prior to 2014.

Ross Devor, Vice President and Director	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Devor has served as a Managing Director of Insight Partners since 2018. Previously, Mr. Devor served as a Principal of Insight Partners from 2015 to 2018 and a Vice President of Insight Partners from 2013 to 2014.

Blair Flicker, Secretary	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Flicker has served as a Managing Director and General Counsel of Insight Partners since prior to 2014.

Ryan Hinkle, Director	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Hinkle has served as a Managing Director of Insight Partners since prior to 2014.

Isaac Kim, Director	c/o Evergreen Coast Capital 2420 Sand Hill Road, Suite 300 Menlo Park, California 94025 United States citizen	Mr. Kim has served as a Managing Director of Evergreen Coast Capital since 2015. Prior to joining Evergreen Coast Capital, Mr. Kim served as a Principal of Golden Gate Capital, which he joined in 2006.

Betsy Atkins, Director	c/o Baja Corp 10 Edgewater Drive Suite 10A Coral Gables, Florida 33133 United States citizen	Ms. Atkins has served as the Chief Executive Officer and Chairman of Baja LLC since prior to 2014. Board Member at Wynn Resorts, Covetrus and SL Green.

The Insight Funds

Insight Venture Associates IX, L.P., a Cayman Islands exempted limited partnership (“IVA IX”) is the general partner of each of Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership, Insight

Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership, and Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership. Insight Venture Associates Growth Buyout Coinvestment, L.P., a Cayman Islands exempted limited partnership (“IVA GBCF”), is the general partner of each of Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., a Delaware limited partnership, and Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., a Cayman Islands exempted limited partnership. Insight Venture Associates X, L.P., a Cayman Islands exempted limited partnership (“IVA X”), is the general partner of each of Insight Venture Partners X, L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners X (Co-Investors), L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners (Delaware) X, L.P., a Delaware limited partnership, and Insight Venture Partners (Cayman) X, L.P., a Cayman Islands exempted limited partnership. Insight Venture Associates IX, Ltd., a Cayman Islands exempted company (“IVA Ltd. IX”), is the general partner of IVA IX. Insight Venture Associates Growth Buyout Coinvestment, Ltd., a Cayman Islands exempted company (“IVA Ltd. GBCF”), is the general partner of IVA GBCF. Insight Venture Associates X, Ltd., a Cayman Islands exempted company (“IVA Ltd. X”), is the general partner of IVA X. Insight Holdings Group, LLC, a Delaware limited liability company (“Insight Holdings”), is the sole shareholder of each of IVA Ltd. IX, IVA Ltd. GBCF and IVA Ltd. X. Insight Holdings is managed by a five person Board of Managers.

Managers and Principal Executive Officers of Insight Holdings

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the managers and principal executive officers of Insight Holdings are set forth below.

Name and Position	Business Address and Citizenship	Present Occupation or Employment and Employment History
Jeffrey Horing, Manager	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Horing has served as a Managing Director of Insight Partners since prior to 2014.

Jeffrey Lieberman, Manager	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Lieberman has served as a Managing Director of Insight Partners since prior to 2014.

Deven Parekh, Manager	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Parekh has served as a Managing Director of Insight Partners since prior to 2014.

Peter Sobiloff, Manager	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Sobiloff has served as a Managing Director of Insight Partners since prior to 2014.

Name and Position	Business Address and Citizenship	Present Occupation or Employment and Employment History
Michael Triplett, Manager	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Triplett has served as a Managing Director of Insight Partners since prior to 2014.

Blair Flicker, Secretary	c/o Insight Partners 1114 Avenue of the Americas, 36th Floor New York, New York 10036 United States citizen	Mr. Flicker has served as a Managing Director and General Counsel of Insight Partners since prior to 2014.

The Depositary and Paying Agent for the Offer is:

If Delivering by Hand, Overnight Courier, or Mail:

Continental Stock & Transfer Company

Attn: Corporate Actions/Amber Road Offer

One State Street—30th Floor

New York, NY 10004

If By Facsimile:

(For Eligible Institutions Only)

(212) 616-7610

For Confirmation:

(917) 262-2378

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Stockholders

Call Toll-Free (800) 561-2871